UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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Retail Properties of America, Inc.

(Name of Registrant as Specified In Its Charter)

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RETAIL PROPERTIES OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company”). The Annual Meeting will be held on May 26, 2016 at 9:00 a.m. Eastern Time at The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia, 30326.

The Annual Meeting will be held for the following purposes:

1.	To elect eight directors, nominated by the Board of Directors of the Company, to hold office until the 2017 annual meeting of stockholders and until their successors are elected and qualify;

2.	To approve the Company’s executive compensation on an advisory basis;

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016; and

4.	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors of the Company has fixed the close of business on March 18, 2016 as the record date for determining stockholders of record entitled to notice of and to vote at the meeting.

We hope to have the maximum number of stockholders present in person or by proxy at the meeting. To assure your representation at the meeting, please authorize your proxy by completing, signing, dating and mailing the enclosed proxy card. You may also authorize your proxy through the Internet, or by calling a toll-free telephone number, by following the procedures described on the enclosed proxy card. YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY WILL BE VERY MUCH APPRECIATED. For specific instructions, please refer to the instructions on the proxy card. Proof of stock ownership and a form of photo identification will be required for admission to the meeting. For further information on admission, please refer to the question entitled “Who can attend the meeting?” on page 1 of the proxy statement which follows this notice.

Thank you for your continued support of and interest in our Company.

Dated: April 4, 2016	By order of the Board of Directors, /s/ Dennis K. Holland Dennis K. Holland Secretary

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting To Be Held on May 26, 2016:

The Proxy Statement, Annual Report to Stockholders and Proxy Card are available free of charge at www.rpai.com/proxy.

i

RETAIL PROPERTIES OF AMERICA, INC.

2021 SPRING ROAD, SUITE 200,

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 26, 2016

This proxy statement contains information related to the Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company,” “we,” “our” or “us”), which will be held on May 26, 2016 at 9:00 a.m. Eastern Time at The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia, 30326. Please contact our Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the proxy card because our Board of Directors (the “Board”) is soliciting a proxy from you to vote your shares at the Annual Meeting. This proxy statement contains information we are required to provide to you and is designed to assist you in voting your shares. On or about April 4, 2016, we will begin mailing the proxy materials to all stockholders of record as of the close of business on March 18, 2016, the record date fixed by the Board for determining the holders of record of our Class A common stock, $.001 par value per share, entitled to notice of and to vote at the Annual Meeting.

Why did some stockholders receive a Notice of Internet Availability of Proxy Materials?

Certain of our stockholders may receive a Notice of Internet Availability of Proxy Materials, or Notice, which was sent to stockholders on or about April 4, 2016, containing information on the availability of our proxy materials on the Internet. Stockholders who received the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our Annual Report to Stockholders, and how you may vote by proxy.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 18, 2016, which is referred to as the record date, you are entitled to receive notice of the Annual Meeting and to vote the shares of Class A common stock that you held as of the close of business on the record date at the Annual Meeting. Each of the outstanding shares of Class A common stock, as of the record date, is entitled to one vote on all matters to be voted upon at the Annual Meeting. On the record date, there were 237,346,768 shares of Class A common stock issued and outstanding. We refer to our Class A common stock as our “common stock.”

Who can attend the meeting?

Only persons who are stockholders of record of shares of common stock of the Company at the close of business on the record date or their designated proxies or who are invited guests of the Company may attend and be admitted to the Annual Meeting. All stockholders attending the Annual Meeting will be required to show photo identification (a valid driver’s license, state identification or passport) prior to admission. If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must also bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of our shares as of the record date. We reserve the right to determine the validity of any purported proof of beneficial ownership. Please contact our Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

How do I vote?

If some or all of your shares are registered in your own name with our transfer agent, you are a “stockholder of record” or “record holder” with respect to such shares, and you can vote those shares either in person at the Annual Meeting or by proxy without attending the Annual Meeting by any of the following methods:

By Internet. Stockholders may authorize a proxy to vote via the Internet by using the website provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 25, 2016. The Internet proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

By Telephone. Stockholders may authorize a proxy to vote via touch-tone telephone by calling the toll-free telephone number provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 25, 2016. The touch-tone telephone proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via telephone, you do not need to return your proxy card.

By Mail. If you received printed materials, and you choose not to authorize your proxy over the Internet or by touch-tone telephone, please complete the paper proxy card and return it to our transfer agent in the pre-addressed, postage-paid envelope provided with this proxy statement.

Please refer to the Notice or, if you received printed materials, the enclosed proxy card for voting instructions.

If you hold some or all of your shares in “street name,” you must either direct the bank, broker or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the Annual Meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including using the Internet or by telephone.

Each executed and timely-returned proxy will be voted in accordance with the directions indicated on it. Except for “broker non-votes” described below, executed but unmarked proxies will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute for a nominee if such nominee is unable or refuses to serve); (ii) for the approval of an advisory resolution approving the Company’s executive compensation; (iii) for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016; and (iv) in the discretion of such person(s) upon such matters not presently known or determined that properly may come before the Annual Meeting.

Can I revoke or change my proxy?

Yes. If you are a stockholder of record, you may revoke or change your proxy at any time before the shares it represents are voted by giving written notice of the revocation to our Secretary, by delivering a later-dated proxy (which automatically revokes the earlier proxy), or by voting in person at the Annual Meeting. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. If you are a stockholder of record as of the record date attending the Annual Meeting, you may vote in person whether or not a proxy has been previously submitted, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously submitted proxy.

What happens if I do not provide instructions to my bank, broker or other nominee on how to vote the shares that I own beneficially?

Other than for the proposal to ratify the Company’s selection of its independent registered public accounting firm (Proposal 3), banks, brokers and other nominees of record-holding shares beneficially owned by their clients do not have the ability to cast votes on the matters presented for consideration at the Annual Meeting unless they have received instructions from the beneficial owner of the shares. Accordingly, if you do not instruct your bank, broker or other nominee on how to vote in the election of the directors (Proposal 1) or the advisory resolution approving executive compensation (Proposal 2), no votes will be cast on these proposals on your behalf.

What constitutes a quorum?

The presence, in person or by proxy, at the Annual Meeting of holders of a majority of our outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the Annual Meeting. If you have returned valid proxy instructions (in writing, by phone or over the Internet) or attend the Annual Meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What vote is required to approve each Proposal assuming a quorum is present?

1.	Election of directors: The affirmative vote of a majority of the votes cast is required for the election of each of the eight directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors.

2.	Approval of Executive Compensation on an Advisory Basis: The affirmative vote of a majority of the votes cast is required to approve the Company’s executive compensation on an advisory basis.

3.	Ratification of the Selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016: The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

Abstentions and “broker non-votes” will not be counted as votes cast. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on

“non-routine” matters. The proposal regarding the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 is a matter considered routine under applicable rules and, therefore, no broker non-votes are expected to exist in connection with the proposal regarding the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

How do I learn the results of the vote?

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

What is the cost of proxy solicitation?

We will bear all expenses incurred in connection with the solicitation of proxies. In an effort to have as large a representation at the Annual Meeting as possible, special solicitations of proxies may, in certain circumstances, be made by the Company’s officers, directors and employees by mail, personal contact, telephone, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. We may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, we have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist with the solicitation of proxies on our behalf for an estimated fee of $7,500 plus expenses.

Will stockholders be asked to vote on any other matters?

As of the date of this proxy statement, the above-referenced proposals are the only matters we are aware of that are to be voted upon at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons appointed by you in your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of a majority of the votes cast on any such other matter will be required for approval.

How can I manage the number of Proxy Statements and Annual Reports I receive?

The rules of the SEC permit companies to provide a single copy of our proxy statement and annual report to households in which more than one stockholder resides. This process is known as householding. Stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our proxy statement and annual report unless they have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing or calling our Investor Relations department at: Investor Relations, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523 or by contacting us by telephone at (800) 541-7661. For future annual meetings, a stockholder may request separate proxy statements or annual reports, or the householding of such materials, by contacting us as noted above.

This proxy statement and our annual report to stockholders are available at www.rpai.com/proxy.

Where can I find more information about the Company?

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please contact the SEC at (800) SEC-0330 for further information regarding their public reference facilities. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF EIGHT INDIVIDUALS TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

The Board currently consists of nine directors, each of whom has a term that expires at the Annual Meeting. The number of directors that constitute our Board increased from eight to nine as a result of the appointment of Bonnie S. Biumi as a director on July 28, 2015. Ms. Biumi, a director and nominee who has not previously stood for election, was initially identified as a potential candidate for election to the Board by a third-party search firm that was retained by the Nominating and Corporate Governance Committee, or the NCG Committee, to assist in the identification and evaluation of director candidates. Based on the recommendation of the NCG Committee, our Board has nominated each of our current Board members to stand for re-election at the Annual Meeting, except for Kenneth E. Masick, who will not be standing for re-election as a member of the Board. Upon the expiration of Mr. Masick’s term as a director at the Annual Meeting, the number of directors that will constitute our Board will be decreased from nine to eight.

Each nominee is currently serving as a director of the Company. We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. However, should any nominee be unable or unwilling to accept the office of director, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board, and if none, for such other persons as the Board shall determine. After an evaluation, the Board determined that all of the current directors of the Company satisfy the definition of “independent” under the New York Stock Exchange’s (“NYSE”) listing standards, except for Steven P. Grimes.

The election of members of the Board is conducted on an annual basis. The individuals elected to the Board serve a one-year term and until their successors are elected and qualify. Accordingly, the term of office of each of our current directors will expire at the Annual Meeting. Four of the nominees have been directors since January 1, 2008, three of whom have been directors since 2003. Information regarding the business experience of each nominee is provided below based upon information furnished to us by the individuals named.

Nominees for Election as Directors

The following sets forth information with regard to the nominees for election to the Board, with ages set forth as of March 15, 2016.

Name, Positions With RPAI and Age	Business Experience

GERALD M. GORSKI Director since 2003 and Chairman of the Board since 2010 Age 72	Gerald M. Gorski has been one of our directors since July 1, 2003 and Chairman of the Board since October 12, 2010. He has been a Partner in the law firm of Gorski & Good LLP, Wheaton, Illinois since 1978. Mr. Gorski’s practice is focused on governmental law, and he represents numerous units of local government in Illinois. Mr. Gorski has served as a Special Assistant State’s Attorney and Special Assistant Attorney General in Illinois. He received a B.A. from North Central College with majors in Political Science and Economics and a J.D. from DePaul University Law School. Mr. Gorski serves as the Vice Chairman of the Board of Commissioners for the DuPage Airport Authority. Further, Mr. Gorski has also served as Chairman of the Board of Directors of the DuPage National Technology Park. He has written numerous articles on various legal issues facing Illinois municipalities and has been a speaker at a number of municipal law conferences. Mr. Gorski was a 2013 National Association of Corporate Directors, or NACD, Board Leadership Fellow.

Name, Positions With RPAI and Age	Business Experience

BONNIE S. BIUMI Director since 2015 Age 53	Bonnie S. Biumi has been one of our directors since July 28, 2015. Ms. Biumi has over 30 years of experience in public accounting and as a Chief Financial Officer or other senior level financial position at both public and private companies, including most recently as President and Chief Financial officer of Kerzner International Resorts, Inc., a developer, owner and operator of destination resorts, casinos and luxury hotels, from 2007 to 2012. Ms. Biumi also serves on the Board of Isle of Capri Casinos, Inc., is a certified public accountant and received her B.S. in Accounting from the University of Florida.

FRANK A. CATALANO, JR. Director since 2003 Age 54	Frank A. Catalano, Jr. has been one of our directors since our inception on March 5, 2003. Since 1999, Mr. Catalano has served as President of Catalano & Associates, a real estate company that engages in brokerage and property management services and the rehabilitation and leasing of office buildings. Mr. Catalano’s experience also includes mortgage banking. From February 2008 until 2011, he was with Gateway Funding Diversified Mortgage Services, L.P., a residential mortgage banking company, as their Regional Vice President. From 2002 until August 2007, he was a Vice President of American Home Mortgage Company. He also was Regional Vice President of Flagstar Bank from January 2001 through March 2002 and President and Chief Executive Officer of CCS Mortgage, Inc., which was sold to Flagstar Bank in 2000, from 1995 through 2000. Mr. Catalano is currently a member of the United Cerebral Palsy Seguin Board and formerly served as the chairman of the board of the Elmhurst Chamber of Commerce. Mr. Catalano was a 2013 NACD Board Leadership Fellow. He holds a real estate broker’s license.

PAUL R. GAUVREAU Director since 2003 Age 76	Paul R. Gauvreau has been one of our directors since our inception on March 5, 2003. He is the retired Chief Financial Officer, Financial Vice President and Treasurer of Pittway Corporation, a NYSE listed manufacturer and distributor of professional burglar and fire alarm systems and equipment from 1966 until its sale to Honeywell, Inc. in 2001. He was President of Pittway’s non-operating real estate and leasing subsidiaries through 2001. He also was a financial consultant to Honeywell, Inc., Genesis Cable, L.L.C. and ADUSA, Inc. Additionally, he was a director and audit committee member of Cylink Corporation, a NASDAQ Stock Market listed manufacturer of voice and data security products from 1998 until its merger with Safenet, Inc. in February 2003. Mr. Gauvreau holds an MBA from the University of Chicago and a BSC from Loyola University of Chicago. He was on the Board of Trustees and a member of the Finance Committee of Benedictine University, Lisle, Illinois and was a member of the Board of Directors of the Children’s Brittle Bone Foundation, Pleasant Prairie, Wisconsin.

Name, Positions With RPAI and Age	Business Experience

STEVEN P. GRIMES Director since March 8, 2011; President and Chief Executive Officer since October 13, 2009 Age 49	Steven P. Grimes serves as our President and Chief Executive Officer and as a Director. Mr. Grimes has been one of our directors since March 8, 2011 and our President and Chief Executive Officer since October 13, 2009. Previously, Mr. Grimes served as our Chief Financial Officer since the internalization of our management on November 15, 2007 through December 31, 2011; Chief Operating Officer since our internalization through October 12, 2009 and Treasurer from October 14, 2008 through December 31, 2011. Prior to our internalization, Mr. Grimes served as Principal Financial Officer and Treasurer and the Chief Financial Officer of Inland Western Retail Real Estate Advisory Services, Inc., which was our former business manager/advisor, since February 2004. Prior to joining our former business manager/advisor, Mr. Grimes served as a Director with Cohen Financial, a mortgage brokerage firm, and as a senior manager with Deloitte & Touche LLP in their Chicago-based real estate practice, where he was a national deputy real estate industry leader. Mr. Grimes is also an active member of various real estate trade associations, including NAREIT, ICSC and The Real Estate Roundtable. Mr. Grimes received his B.S. in Accounting from Indiana University.

RICHARD P. IMPERIALE Director since 2008 Age 56	Richard P. Imperiale has been one of our directors since January 2008. Mr. Imperiale is President and founder of the Uniplan Companies, a Milwaukee, Wisconsin based investment advisory holding company that, together with its affiliates, manages and advises over $2.5 billion in client accounts. Uniplan, Inc. was founded by Mr. Imperiale in 1984 and specializes in managing equity-income, REIT and micro cap specialty portfolios for clients. Mr. Imperiale started his career as a credit analyst for the First Wisconsin National Bank (now U.S. Bank). In 1983, Mr. Imperiale joined B.C. Ziegler & Company, a Midwest regional brokerage firm where he was instrumental in the development of portfolio strategies for one of the first hedged municipal bond mutual funds in the country. Mr. Imperiale is widely quoted in local and national media on matters pertaining to investments and has authored several books on investing, including Real Estate Investment Trusts: New Strategies For Portfolio Management, published by John Wiley & Sons, 2002. Mr. Imperiale was a 2013 NACD Board Leadership Fellow. He attended Marquette University Business School where he received a B.S. in Finance.

Name, Positions With RPAI and Age	Business Experience

PETER L. LYNCH Director since May 2014 Age 64	Peter L. Lynch has been one of our directors since May 2014. He was Chief Executive Officer, from 2004 through 2006, and Chairman of the board of directors, President and Chief Executive Officer, from 2006 through March 2012, of Winn-Dixie Stores, Inc., a supermarket chain operating approximately 485 combination food and drug stores throughout the South, which was a NASDAQ-listed company prior to its merger with BI-LO, LLC in December 2011. From 1998 through 2003, he held various positions of increasing responsibility, including President and Chief Operating Officer and Executive Vice President-Operations, with Albertson’s, Inc., a national retail food and drug chain comprised of 2,500 stores operating under the Albertson’s, Jewel/Osco, ACME, Sav-on and Osco names. While at Albertson’s Inc., Mr. Lynch spearheaded the successful merger of American Stores Company, which operated food and drug stores in the Midwest, into Albertson’s Inc. Mr. Lynch also held executive positions with Jewel/Osco, including President of the ACME division and Senior Vice President of Store Operations. Mr. Lynch began his career with Star Markets Company, a regional retailer, serving as Vice President of Operations and Vice President of Human Resources before being named its President. Mr. Lynch is a member of the Board of Trustees of Nichols College. Mr. Lynch received a B.S. in Finance in 1974 from Nichols College.

THOMAS J. SARGEANT Director since June 2013 Age 57	Thomas J. Sargeant has been one of our directors since June 13, 2013. Mr. Sargeant retired from AvalonBay Communities, Inc., a NYSE-listed multifamily real estate investment trust, on May 31, 2014 where he had been the Chief Financial Officer since 1995. From 1986 through 1995, Mr. Sargeant held various finance positions with AvalonBay Communities, Inc.’s predecessor companies, including Chief Financial Officer, Secretary, Treasurer, Group Financial Officer and Controller. From 1984 until 1986, Mr. Sargeant held a financial position with Ingersoll Rand. From 1980 to 1984, Mr. Sargeant held various roles at Arthur Andersen & Company serving clients primarily related to the construction and real estate industries. Mr. Sargeant is a member of the Board of Morgan Stanley Private Bank, N.A., a wholly-owned subsidiary of Morgan Stanley. Mr. Sargeant is a certified public accountant and received a B.S. in Business Administration in 1980 from the University of South Carolina.

Diversity.  Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.

Director Qualifications.  In concluding that each of the foregoing directors should serve as a director, the NCG Committee and the Board focused on each director’s participation and performance on the Board during his or her tenure, as well as each director’s experience, qualifications, attributes and skills discussed in each director’s individual biographies set forth above. In particular, with respect to each Director, the NCG Committee and the Board noted the following:

•

Mr. Gorski’s experience as a lawyer and focus on local government law not only gives the Board a valuable perspective on the numerous legal issues (including land-use law) that the Company faces, but also on local political issues;

•

Ms. Biumi’s financial experience, including her serving as chief financial officer or other senior level financial position of both public and private companies, and experience as a certified public accountant, brings financial expertise to the Board and the Audit Committee;

•	Mr. Catalano’s experience in leading a firm engaged in the brokerage, management, rehabilitation and leasing of commercial property coincides closely with the business of the Company;

•

Mr. Gauvreau’s financial experience, including his serving as chief financial officer of a NYSE-listed company and on the audit committee of a NASDAQ-listed company, brings financial expertise to the Board and the Audit Committee;

•	Mr. Grimes’s experience and position as the Company’s Chief Executive Officer;

•	Mr. Imperiale’s experience in the brokerage and investment advisory industries provides the Board with a REIT investor’s perspective as to the Company’s financial results and corporate messaging;

•

Mr. Lynch’s significant leadership experience, including his serving as president and chief executive officer of a retail grocer and NASDAQ-listed company for approximately eight years, and his extensive knowledge of financial management, strategic business planning, mergers and acquisitions and both retail and non-retail operations; and

•

Mr. Sargeant’s financial and real estate experience, including his experience serving as chief financial officer of a NYSE-listed real estate investment trust for over 15 years, brings financial expertise to the Board and the Audit Committee.

Vote Required

The affirmative vote of a majority of the votes cast is required for the election of each of the eight directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors. Broker non-votes, if any, and abstentions will not be treated as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the Board is not staggered, with each of our directors subject to re-election annually;

•	of the nine persons who currently serve on the Board, eight have been affirmatively determined by the Board to be independent for purposes of the NYSE’s listing standards;

•	we have a majority voting standard for uncontested director elections;

•	four members of our Audit Committee qualify as “audit committee financial experts” as defined by SEC rules;

•	we have an independent Chairman of the Board;

•	we have opted out of the Maryland business combination and control share acquisition statutes and provide that we may not opt in without stockholder approval;

•

we do not have a stockholder rights plan, and in the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of the adoption or the plan will terminate; and

•	we intend to conduct an annual stockholders’ advisory vote on executive compensation in accordance with the stockholders’ advisory vote on the frequency of executive compensation.

Board of Directors.  Our Board is currently comprised of nine members. The current members of our Board are Mr. Gerald M. Gorski, Ms. Bonnie S. Biumi, Mr. Frank A. Catalano, Jr., Mr. Paul R. Gauvreau, Mr. Steven P. Grimes, Mr. Richard P. Imperiale, Mr. Peter L. Lynch, Mr. Kenneth E. Masick and Mr. Thomas J. Sargeant. Upon the expiration of Mr. Masick’s term as a director at the Annual Meeting, the number of directors that will constitute our Board will be decreased from nine to eight.

Board Leadership Structure.  Since its inception, the Company has had separate individuals serving in the positions of Chief Executive Officer and Chairman of the Board. The Board believes this structure best serves the Company by allowing one person (Chief Executive Officer) to focus his efforts on setting the strategic direction of the Company and providing day-to-day leadership of the Company while the other person (Chairman of the Board) focuses on presiding at meetings of the Board and overall planning and relations with the directors. The Board believes that the needs of a corporation with the large portfolio of properties and the wide spectrum of issues that we face are best met by allowing these two different functions to be handled by two separate individuals.

Executive Sessions.  The independent directors meet in executive session without management present at regularly scheduled meetings and at such other times as they deem appropriate.

The independent directors also meet in executive session at least once per year. The Chairman of the Board acts as the presiding director for these executive sessions of independent directors provided that if the Chairman of the Board is not an independent director or is not present, the Chair of the NCG Committee shall act as the presiding director and if such chair is not present, the directors present at the executive session shall determine the director to preside at such executive session by majority vote.

Board Role in Risk Management.  The Board plays an important role in the risk oversight of the Company, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees.

In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and lease expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain new borrowings and the appointment of our senior executives, (3) the direct oversight of specific areas of our business by the Executive Compensation, Audit and NCG committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT and our internal controls over financial reporting. The Board also relies on management to bring significant matters affecting the Company to its attention.

Pursuant to its charter, the Audit Committee is specifically responsible for discussing with management the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed. As part of this discussion, the Audit Committee may discuss or consider major financial risk exposures and the steps management has taken to monitor and control such exposures. The results of the risk assessment are discussed with management and are reviewed quarterly by the Audit Committee. In addition, our Non-Retaliation Policy enables anonymous and confidential submission by employees of complaints or concerns regarding violations of applicable laws, regulations, or business ethical standards or questionable accounting, internal control or auditing matters. These complaints or concerns may be submitted directly to the compliance officer who is responsible for administering the program, or if they involve the Company’s accounting, auditing or internal controls and disclosure practices, directly to the Audit Committee.

Given its role in the risk oversight of the Company, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the Board to effectively oversee the management of such risks, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “— Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Board Meetings in 2015

The Board met 12 times during 2015. Each incumbent director who was a director during 2015 attended more than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board on which the director served (during the period he or she served). We do not have a policy with regard to Board members’ attendance at annual stockholder meetings. However, each director who was a director at such time attended the 2015 Annual Meeting.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Executive Compensation Committee and the NCG Committee. The composition of each of the Audit Committee, the Executive Compensation Committee and the NCG Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. In 2015, the Audit Committee held four meetings, the NCG Committee held five meetings and the Executive Compensation Committee held nine meetings. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by the Board.

Board Committee	Chairman	Members

Audit Committee	Thomas J. Sargeant	Bonnie S. Biumi Paul R. Gauvreau Richard P. Imperiale Kenneth E. Masick

Executive Compensation Committee	Richard P. Imperiale	Bonnie S. Biumi Frank A. Catalano, Jr. Gerald M. Gorski Peter L. Lynch Thomas J. Sargeant

Nominating and Corporate Governance Committee	Frank A. Catalano, Jr.	Paul R. Gauvreau Gerald M. Gorski Peter L. Lynch Kenneth E. Masick

Audit Committee

The Board has established an Audit Committee currently comprised of Ms. Biumi and Messrs. Gauvreau, Imperiale, Masick and Sargeant (chair). The Board has determined that Ms. Biumi and Messrs. Gauvreau, Masick and Sargeant each qualify as an “audit committee financial expert” under the applicable SEC rules. Upon the expiration of Mr. Masick’s term as a director at the Annual Meeting, he will cease to be a member of the Audit Committee. The Audit Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Investor Relations section.

The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by, and the independence of, our independent registered public accounting firm, considering the range of audit and non-audit fees, and consulting with our independent registered public accounting firm regarding the adequacy of our internal controls over financial reporting.

Audit Committee Report.  The members of the Audit Committee submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2015 as follows:

1.        The Audit Committee has reviewed and discussed with management the audited financial statements for Retail Properties of America, Inc. for the fiscal year ended December 31, 2015.

2.        The Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

3.        The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee

Bonnie S. Biumi Paul R. Gauvreau Richard P. Imperiale Kenneth E. Masick Thomas J. Sargeant

Executive Compensation Committee

The Board has established an Executive Compensation Committee currently comprised of Ms. Biumi and Messrs. Catalano, Gorski, Imperiale (chair), Lynch and Sargeant. The Executive Compensation Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Investor Relations section.

The Executive Compensation Committee provides assistance to the Board in discharging its responsibilities related to the compensation of our directors, executive officers and other employees, and develops and implements our compensation policies. The Executive Compensation Committee’s responsibilities include, among others, (i) reviewing and approving corporate goals and objectives related to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and determining and approving the compensation of the Chief Executive Officer based on such evaluation, and (ii) determining and approving the compensation of all executive officers other than the Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation.  None of the members of the Executive Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K. No member of the Executive Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Executive Compensation Committee.

Nominating and Corporate Governance Committee

The Board has established an NCG Committee currently comprised of Messrs. Catalano (chair), Gauvreau, Gorski, Lynch and Masick. Upon the expiration of Mr. Masick’s term as a director at the Annual Meeting, he will cease to be a member of the NCG Committee. The NCG Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Investor Relations section. The NCG Committee will consider for recommendation to the Board nominations made by stockholders that comply with the procedures described below under the caption “Stockholder Proposals for the 2017 Annual Meeting,” including, without limitation, providing notice setting forth all information required by the rules of the SEC or Section 12 of our bylaws, as the case may be. We did not receive any stockholder recommendations for director candidates for election at the Annual Meeting.

The NCG Committee identifies possible director nominees (whether through a recommendation from a stockholder or otherwise) and makes an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination is based on the information provided to the NCG Committee when the candidate is recommended, the NCG Committee’s own knowledge of the prospective candidate and information, if any, obtained by the NCG Committee’s inquiries. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, expand the size of the Board or obtain representation in market areas without Board representation and the likelihood that the candidate can satisfy the evaluation factors described below. If the members of the NCG Committee determine that additional consideration is warranted, the NCG Committee may gather additional information about the candidate’s background and experience. The members of the NCG Committee take into account many factors, including the nominee’s ability to make independent analytical inquiries, general understanding of finance, accounting, marketing and other elements relevant to the success of a public company in today’s business environment, understanding of the Company’s business on a technical level, and other community service, business, educational and professional experiences. Each director must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In determining whether to recommend a director for re-election, the NCG Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The members of the NCG Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among others, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. In connection with this evaluation, the members of the NCG Committee determine whether to interview the candidate, and if they decide that an interview is warranted, one or more of those members and others as appropriate interview the candidate in person or by telephone. After completing this evaluation and interview, the full Board would nominate such candidates for election. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG

Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Guidelines on Corporate Governance and Code of Business Conduct and Ethics

The Board, upon the recommendation of the NCG Committee, has adopted guidelines on corporate governance establishing a common set of expectations to assist the Board in performing its responsibilities. Our corporate governance policies and guidelines address a number of topics, including, among other things, (i) director qualification standards and responsibilities, (ii) majority voting, (iii) the responsibilities and composition of the Board committees, (iv) director access to management and independent advisors, (v) director compensation, (vi) director and management stock ownership guidelines, (vii) director orientation and continuing education, (viii) management succession, (ix) evaluations of the performance of the Board and committees, (x) related person transaction approval and (xi) disclosure policies. Our guidelines on corporate governance meet the requirements of the NYSE’s listing standards and are publicly available on our website at www.rpai.com under “Corporate Governance” in the Investor Relations section.

The Board has also adopted a code of business conduct and ethics, which includes a conflicts of interest policy that applies to all the directors and executive officers. The code of business conduct and ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC and is publicly available on our website at www.rpai.com under “Corporate Governance” in the Investor Relations section. We intend to disclose on this website any amendment to, or waiver of, any provision of the code of business conduct and ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE. A printed copy of our guidelines on corporate governance and the code of business conduct and ethics may also be obtained by any stockholder upon request.

Communications with the Board

Stockholders or other interested parties may communicate with any of the Company’s directors or the Board as a group by writing to them at [Name(s) of Director(s)/Board of Directors of Retail Properties of America, Inc.], c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523.

Stockholders or other interested parties may communicate with independent directors of the Company as a group by writing to Independent Directors of Retail Properties of America, Inc., c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523.

All communications received as set forth in the preceding paragraphs will be opened by the office of the General Counsel for the sole purpose of determining the nature of the communication. Communications that constitute advertising, promotions of a product or service, or patently offensive material will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee(s) as deemed appropriate.

Director Compensation

Directors who are employees of the Company do not receive compensation for their service as directors.

We provide the following compensation for non-employee directors:

•	an annual restricted stock award having a value of $115,000, effective January 1, 2016, which increased from $100,000 previously;

•	an additional annual restricted stock award having a value of $50,000 for service as Chairman of the Board;

•	an annual retainer of $75,000 for service as a director;

•	an additional annual retainer of $50,000 for service as Chairman of the Board;

•	an additional annual retainer of $25,000 for service as the chair of the Audit Committee;

•	an additional annual retainer of $15,000 for service as the chair of the Executive Compensation Committee;

•	an additional annual retainer of $15,000 for service as the chair of the NCG Committee; and

•	an additional annual retainer of $10,000 for service as a non-chair member of the Audit, Executive Compensation or NCG Committee, effective January 1, 2016.

The annual restricted stock awards are granted on the fifth business day after each annual meeting of stockholders, subject to vesting on the earlier of the date of the next annual meeting of stockholders or the first anniversary of the grant date.

On May 29, 2015, each non-employee director elected at the 2015 annual meeting of stockholders received a restricted stock award of 6,667 shares, valued at a price of $15.00 per share, which was the closing price per share of our common stock on the NYSE on May 29, 2015. Mr. Gorski also received an additional restricted stock award of 3,333 shares, valued at a price of $15.00 per share, which was the closing price per share of our commons stock on the NYSE on May 29, 2015, in connection with his service as Chairman of the Board. These equity awards are all subject to vesting on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

On August 7, 2015, in connection with Ms. Biumi’s appointment as a director, and consistent with our existing director compensation program, Ms. Biumi received a restricted stock award of 6,153 shares, valued at a price of $14.90 per share, which was the closing price per share of our common stock on the NYSE on August 6, 2015 (which equals a prorated portion of the $100,000 annual grant made to independent directors). This equity award is subject to vesting on the earlier of the date of the Annual Meeting or May 29, 2016.

2015 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2015:

2015 Director Compensation
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Option Awards ($) (2)	Total ($)
Gerald M. Gorski	$137,500		$150,000		$—	$287,500
Bonnie S. Biumi	63,750	(3)	91,667	(4)	—	155,417
Frank A. Catalano, Jr.	96,250		100,000		—	196,250
Paul R. Gauvreau	87,500		100,000		—	187,500
Richard P. Imperiale	96,250		100,000		—	196,250
Peter L. Lynch	87,500		100,000		—	187,500
Kenneth E. Masick	87,500		100,000		—	187,500
Barbara A. Murphy (5)	20,000		—		—	20,000
Thomas J. Sargeant	106,250		100,000		—	206,250

(1)	Represents the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2015, calculated as the closing price per share of our common stock on the NYSE on the grant date multiplied by the number of shares granted. As of December 31, 2015, each of the non-employee directors held 6,667 unvested shares of restricted stock that had been granted by us as director compensation, with the exceptions of Mr. Gorski who held 10,000 unvested shares of restricted stock and Ms. Biumi who held 6,153 unvested shares of restricted stock.

(2)	As of December 31, 2015, Messrs. Catalano and Gauvreau held unexercised options to purchase 10,400 shares of common stock, Mr. Gorski held unexercised options to purchase 8,400 shares of common stock, Messrs. Imperiale and Masick held unexercised options to purchase 12,000 shares of common stock and Messrs. Sargeant and Lynch and Ms. Biumi held no unexercised options.

(3)	Represents fees earned from July 28, 2015, the date of Ms. Biumi’s appointment as a director.

(4)	Represents the prorated portion of the $100,000 annual restricted stock grant made to non-employee directors and is based on the number of whole months from and including July 2015, the month Ms. Biumi was first elected, and including May 2016, the month in which the first anniversary of the prior year’s annual meeting occurs.

(5)	Represents fees earned through May 21, 2015. Ms. Murphy did not stand for re-election at the 2015 annual meeting of stockholders.

OUR EXECUTIVE OFFICERS

Biographies of our Executive Officers

The following sets forth information regarding our executive officers (other than Steven P. Grimes, the Chief Executive Officer and President, whose biography appears above under the caption, “Proposal 1 — Election of Directors — Nominees for Election as Directors”), with ages set forth as of March 15, 2016:

Name, Positions With RPAI and Age	Business Experience

HEATH R. FEAR Executive Vice President, Chief Financial Officer and Treasurer since August 17, 2015 Age 47	Heath R. Fear serves as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Fear joined the Company on August 17, 2015. Mr. Fear has over 20 years of experience in the real estate industry and served as senior vice president, head of capital markets of General Growth Properties, Inc. (“GGP”), a real estate company with a portfolio primarily comprised of Class A malls and urban retail properties. Mr. Fear joined GGP in 2003 and prior to serving in his role as senior vice president, head of capital markets, held various senior roles within GGP’s legal team. Prior to joining GGP, Mr. Fear served as counsel for Prime Group Realty Trust, a real estate investment trust engaged in the ownership, management, development and leasing of office and industrial real estate, and as an associate in the real estate practice groups at the law firms of Kirkland & Ellis and Pedersen & Houpt. Mr. Fear received his B.A. in Political Science and English from John Carroll University and his J.D. from the University of Illinois College of Law.

SHANE C. GARRISON Chief Investment Officer since November 15, 2007; Executive Vice President since October 12, 2010; Chief Operating Officer since January 1, 2012 Age 46	Shane C. Garrison serves as our Executive Vice President, Chief Investment Officer and Chief Operating Officer. In this role, Mr. Garrison is responsible for several operating functions within the Company, including leasing, property management, asset management, which includes acquisitions and dispositions, joint ventures and construction operations. Mr. Garrison has served as our Chief Operating Officer since January 1, 2012, as our Executive Vice President since October 12, 2010 and as our Chief Investment Officer since the internalization of our management on November 15, 2007. Prior to that time, Mr. Garrison served as Vice President of Asset Management of Inland US Management LLC, which was a property management company affiliated with our former business manager/advisor, since 2004. In this role, Mr. Garrison underwrote over $1.2 billion of assets acquired by the Company, and went on to spearhead our development and joint venture initiatives. Previously, Mr. Garrison had served as head of asset management for ECI Properties, a small boutique owner of industrial and retail properties, and the general manager of the Midwest region for Circuit City, formerly a large electronics retailer. Mr. Garrison received his B.S. in Business Administration from Illinois State University and an MBA in Real Estate Finance from DePaul University.

Name, Positions With RPAI and Age	Business Experience

DENNIS K. HOLLAND (1) General Counsel and Secretary since November 15, 2007; Executive Vice President since October 12, 2010 Age 63	Dennis K. Holland serves as our Executive Vice President, General Counsel and Secretary. In this role, Mr. Holland manages our legal department and is involved in all aspects of our business, including real estate acquisitions and financings, sales, securities laws, corporate governance matters, leasing and tenant matters and litigation management. Mr. Holland has served as our Executive Vice President since October 12, 2010 and as our General Counsel and Secretary since the internalization of our management on November 15, 2007. Mr. Holland will retire from these positions on June 30, 2016. Prior to November 15, 2007, he served as Associate Counsel of The Inland Real Estate Group, Inc., an affiliate of our former business manager/advisor, since December 2003. Prior to December 2003, Mr. Holland served as Deputy General Counsel of Heller Financial, Inc. and General Counsel of its real estate group, and in a business role with GE Capital following its acquisition of Heller Financial. Mr. Holland received his B.S. in Economics from Bradley University in 1974 and a J.D. from the John Marshall Law School in 1979.

(1)	On December 16, 2015, Mr. Holland notified the Company that he will retire from his position as Executive Vice President, General Counsel and Secretary, effective June 30, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is set forth with respect to the compensation and benefits for our fiscal year ended December 31, 2015 for our Chief Executive Officer, Chief Financial Officer and the other executive officers included in the “Summary Compensation Table” below. In this “— Compensation Discussion and Analysis,” we refer to Messrs. Grimes, Fear, Garrison and Holland, collectively, as our Named Executive Officers. The discussion and analysis also covers compensation and benefits for 2015 for Ms. Aman and Mr. Byrne, both of whom departed from us during 2015. See “— Compensation Discussion and Analysis — Separation Agreement with Ms. Aman” and “— Compensation Discussion and Analysis — Separation Agreement with Mr. Byrne” for more information regarding Ms. Aman’s and Mr. Byrne’s departures, respectively. For all other sections included under “Executive Compensation,” Ms. Aman and Mr. Byrne are also included in the term “Named Executive Officers.” Also, Mr. Holland previously notified us that he will retire from his position as Executive Vice President, General Counsel and Secretary, effective June 30, 2016.

Executive Summary

In 2015, our executive management team continued to work to strategically position us for long-term performance by focusing their efforts on certain growth objectives, including, among others, strategically repositioning our portfolio by opportunistically increasing our concentration in certain target markets, efficiently recycling capital to enhance the strength of our portfolio and the quality of our long-term cash flow stream, and significantly improving our credit metrics and enhancing our financial flexibility to allow us to capitalize on internal and external growth opportunities. Our executive compensation program and decisions for 2015 are designed to reward company and individual performances and achievements commensurate with our business results and the execution of our growth objectives, which we believe advance our strategy to become a dominant shopping center owner in 10-15 target markets. We also believe that our executive compensation program and decisions for 2015 will further encourage the alignment of management’s and stockholders’ interests and help us continue to attract, retain and motivate the key employees responsible for driving our long-term value creation.

The principles underlying our compensation policies and practices and the results of our compensation decisions for 2015 for our Named Executive Officers are included in “— 2015 Compensation Program Design” below.

2015 Total Annual Compensation

For 2015, incentive compensation constitutes a majority of the total compensation for each of our Named Executive Officers, with our annual cash incentive compensation and a significant majority of our long-term equity incentive compensation based on our actual performance as compared to pre-established performance goals. Overall, we increased the target 2015 compensation for each Named Executive Officer in connection with the completion of our migration of the target total compensation for each Named Executive Officer to approximate the median of our 2015 peer group for each of their comparable positions as discussed above. The following table sets forth the amounts of base salary, annual cash incentive bonus and annual long-term equity incentive compensation (based on the value approved) awarded by the Committee for each of our Named Executive Officers for 2015.

Named Executive Officer	Base Salary (1)	Annual Cash Incentive Award (2)	Performance- Based Restricted Stock Unit Award (3)	Restricted Stock Award (4)	2015 Total Annual Compensation (5)
Steven P. Grimes	$850,000	$2,375,000	$1,237,500	$412,500	$4,875,000
Heath R. Fear	440,000	656,000	345,000	115,000	1,556,000
Shane C. Garrison	590,000	912,000	562,500	187,500	2,252,000
Dennis K. Holland	425,000	477,000	300,000	100,000	1,302,000

(1)	Base salary has been annualized for Mr. Fear for 2015 based on the base salary that was in effect from the date of Mr. Fear’s appointment as Chief Financial Officer through December 31, 2015.

(2)	Represents the cash incentive compensation paid for 2015 based on the achievement of pre-established performance goals.

(3)	Represents the dollar value of the performance-based restricted stock unit award granted at target for 2015 based on the grant date fair value. None of these awards will be earned unless our relative total stockholder return performance compared to the peer companies in the NAREIT Shopping Center Index over the three-year period ending December 31, 2017 exceeds the threshold level established by the Committee. See “— Compensation Discussion and Analysis — Incentive Compensation — Long-Term Equity Incentive Compensation.”

(4)	Represents the dollar value of the restricted stock awards granted for 2015 based on the targeted grant date fair value. Each of these restricted stock awards is subject to vesting in equal annual installments over three years (or, for Mr. Fear, four years) commencing on January 4, 2016, subject to continued employment with us through each vesting date.

(5)	Does not include 401(k) plan matching contributions and group term life insurance premiums paid for our Named Executive Officers in 2015, which was less than $5,000 for each of our Named Executive Officers.

2015 Executive Compensation Highlights

Annual Cash Incentive Compensation — Achievement of Maximum Company Goals.  For 2015, each of our Named Executive Officers was eligible to earn cash incentive compensation if and to the extent that pre-established company and individual goals were achieved. In particular, the company goals used to determine cash incentive compensation for 2015 were based on (i) growth in our same store EBITDA, (ii) our Operating FFO per share, and (iii) our Net Debt to Adjusted EBITDA ratio, which we believe are each key financial metrics that accurately reflect our progress and ongoing performance and measure the health of our balance sheet. Annual cash incentive compensation based on these company goals represents 75% of the target value of our Chief Executive Officer’s cash incentive compensation and 60% of the target value for each of our other Named Executive Officers, with the remainder based on the achievement of individual goals. For 2015, we achieved the maximum amount for each of these company goals.

Performance-Based Restricted Stock Units — Amount Earned to be Based on Relative Total Stockholder Return vs. Peers over Three-Year Performance Period.  For 2015, each of our Named Executive Officers was granted performance-based restricted stock units, which represented 75% of their long-term equity incentive compensation. The performance-based restricted stock units may be earned by our Named Executive Officers based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over a three-year performance period, which we believe further aligns the interests of our Named Executive Officers with our stockholders over the longer term, supports the objectives of long-term value creation, rewards management based on our relative performance compared to our peers and serves as a retention tool for our Named Executive Officers.

Completion of Migration to Median Target Compensation.  In 2013, we began the realignment of certain aspects of our executive compensation program to better reflect our business strategy, talent priorities and market practices. The goal of this realignment was to migrate our executive compensation, which historically has lagged the market in total compensation, including base salary and incentive compensation, toward the median of our peer group over a three-year period beginning in 2013. During 2015, consistent with this goal, we increased the target 2015 compensation for each Named Executive Officer and completed our migration of the target total compensation for each Named Executive Officer to approximate the median of our 2015 peer group for each of their comparable positions. In connection with this migration, we also continued to shift to greater performance-based compensation for 2015, by increasing the percentage of each Named Executive Officer’s target incentive compensation as a percentage of his target total compensation and also increasing the amount of the target incentive compensation for each Named Executive Officer. For 2015, target incentive compensation represented 60% or more of each of our Named Executive Officer’s total potential compensation and, in the case of our Chief Executive Officer, represented more than 75% of his total potential compensation. We believe these changes create a more performance-based compensation structure and better incentivize our Named Executive Officers to maximize our performance.

Strong Stockholder Support for Executive Compensation.  At our 2015 annual meeting, we received strong support for our say-on-pay vote approving the compensation paid to our named executive officers for 2014. Approximately 92% of the votes cast on the proposal were voted in favor of this proposal. The Committee viewed this result as an indication of stockholders’ overall satisfaction with our executive compensation programs.

2015 Compensation Program Design

The primary objectives of our executive compensation programs are: (i) to attract, retain and reward experienced, highly motivated executives who effectively lead and contribute to our long-term growth and profitability; (ii) to motivate and direct the performance of management with clearly-defined goals and measures of achievement; and (iii) to align the interests of management with the interests of our stockholders. We attempt to achieve our objectives by offering our executives the opportunity to earn a combination of cash and equity-based compensation.

Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with our objectives, incentive compensation constitutes the majority of our total executive compensation. We also structured our annual cash incentive compensation and a significant majority of our long-term equity incentive compensation to be based on our actual performance compared to pre-established performance goals. The following table summarizes the primary components of our 2015 executive compensation programs for our Named Executive Officers.

Component	Form of Payout	Objective	Characteristic
Base Salary	Cash	Annual cash compensation to help retain executive talent	Competitive compensation based on comparative market analysis

Annual Cash Incentive Compensation	Cash	Incentive to achieve annual company and individual objectives in support of annual performance goals related to corporate/financial performance as well as individual performance	Earned based on the achievement of annual company goals, including growth in same store EBITDA, Operating FFO per share and our Net Debt to Adjusted EBITDA ratio, as well as specific individual performance goals

Long-Term Equity Incentive Compensation	Restricted Stock Units/Restricted Stock	Encourage alignment of interests with stockholders and long-term retention of executives and provide an incentive for long-term relative total stockholder return performance compared to peers	Awards vest over a four-year period, with 75% earned based on the achievement of relative total stockholder return performance compared to the peer companies in the NAREIT Shopping Center Index over a three-year period, and 25% earned based on continued employment

Each of these components of our executive compensation is discussed in detail below, including a description of the particular component and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to our Named Executive Officers for 2015 under each of these components. In the descriptions below, we highlight particular compensation objectives that are addressed by specific components of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each component, to a greater or lesser extent, serves each of our objectives.

2015 Total Annual Compensation

The following table sets forth the amounts of base salary, annual cash incentive bonus and annual long-term equity incentive compensation (based on the value approved) awarded by the Executive Compensation Committee, or the Committee, for each of our Named Executive Officers for 2015.

Named Executive Officer	Base Salary (1)	Annual Cash Incentive Award (2)	Performance- Based Restricted Stock Unit Award (3)	Restricted Stock Award (4)	2015 Total Annual Compensation (5)
Steven P. Grimes	$850,000	$2,375,000	$1,237,500	$412,500	$4,875,000
Heath R. Fear	440,000	656,000	345,000	115,000	1,556,000
Shane C. Garrison	590,000	912,000	562,500	187,500	2,252,000
Dennis K. Holland	425,000	477,000	300,000	100,000	1,302,000

(1)	Base salary has been annualized for Mr. Fear for 2015 based on the base salary that was in effect from the date of Mr. Fear’s appointment as Chief Financial Officer through December 31, 2015.

(2)	Represents the cash incentive compensation paid for 2015 based on the achievement of pre-established performance goals.

(3)	Represents the dollar value of the performance-based restricted stock unit award granted for 2015 based on the targeted grant date fair value. None of these awards will be earned unless our relative total stockholder return performance compared to the peer companies in the NAREIT Shopping Center Index over the three-year period ending December 31, 2017 exceeds the threshold level established by the Committee. See “— Compensation Discussion and Analysis — Incentive Compensation — Long-Term Equity Incentive Compensation.”

(4)	Represents the dollar value of the restricted stock awards granted for 2015 based on the targeted grant date fair value. Each of these restricted stock awards is subject to vesting in equal annual installments over three years (or, for Mr. Fear, four years) commencing on January 4, 2016, subject to continued employment with us through each vesting date.

(5)	Does not include 401(k) plan matching contributions and group term life insurance premiums paid for our Named Executive Officers in 2015, which was less than $5,000 for each of our Named Executive Officers.

The foregoing table more accurately reflects the decisions of the Committee with respect to our Named Executive Officers’ annual compensation for 2015 than the Summary Compensation Table below. Due to the rules governing the presentation of the Summary Compensation Table, we are required to report all incentive compensation awarded to our Named Executive Officers for both 2014 and 2015 as compensation for 2015 in the Summary Compensation Table. This primarily results from the fact that: (i) prior to 2015, all of our Named Executive Officers’ incentive compensation was paid in the form of equity awards granted in the following year and (ii) beginning in 2015, we changed our executive compensation program to include incentive compensation paid in cash and incentive compensation paid in equity granted during the year, 75% of which is subject to vesting based on the achievement of performance-based hurdles and continued employment and the remaining 25% of which is subject to vesting based on continued employment. Due to the rules governing the presentation of the Summary Compensation Table, compensation of our Named Executive Officers for 2015 is required to include (i) the grant date fair value of the equity awards granted as incentive compensation for 2014, which were granted in 2015, (ii) the incentive cash compensation earned for 2015 and (iii) the grant date fair value of the equity awards granted as long-term equity incentive compensation for 2015, which were granted in 2015. Accordingly, we believe the foregoing table more accurately reflects our Named Executive Officers’ annual compensation for 2015. The foregoing table also does not include the equity award granted to Mr. Fear in connection with his appointment as Chief Financial Officer and Treasurer as of August 17, 2015, as this was a one-time award in connection with his hiring.

Base Salary

We pay our Named Executive Officers a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary component of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that base salaries can motivate and reward executives for their overall performance.

The following table sets forth the annual base salaries for our Named Executive Officers for 2015 and 2014:

Named Executive Officer	2015 Base Salary	2014 Base Salary	Percentage Change
Steven P. Grimes	$850,000	$825,000	3.0%
Heath R. Fear	440,000	—	—
Shane C. Garrison	590,000	545,000	8.3%
Dennis K. Holland	425,000	375,000	13.3%

For 2015, the Committee reviewed competitive market compensation data and decided to increase the base salary for each of Messrs. Grimes, Garrison and Holland primarily in order to maintain target total compensation for these executives at or near the median level of our 2015 peer group for each of their comparable positions. The Committee also considered a number of factors on a subjective basis, including, but not limited to, (i) the scope of the Named Executive Officer’s responsibilities within the Company; (ii) the experience of the Named Executive Officer within our industry and at the Company; (iii) the performance of the Named Executive Officer and his contributions to the Company; (iv) a review of historical compensation information for the individual Named Executive Officer; (v) a subjective determination of the compensation needed to motivate and retain that individual, including determinations made with respect to Mr. Fear in connection with his hiring; and (vi) the recommendations of the Chief Executive Officer when determining base salary for the other Named Executive Officers.

Incentive Compensation

We award our Named Executive Officers incentive compensation based on pre-established performance goals and target values, which we review and determine annually, as well as continued service to us. We believe that incentive compensation is an essential component of our executive compensation program and it is designed to (i) motivate and direct the performance of management with clearly-defined company and individual goals and measures of achievement, (ii) further align the interests of our Named Executive Officers with our stockholders over the longer term, (iii) support the objectives of long-term value creation, (iv) reward management based on our relative performance compared to our peers, and (v) serve as a retention tool for our Named Executive Officers. Beginning in 2013, the Committee exclusively used restricted stock awards to encourage ownership in us and build better alignment with our stockholders’ interests as prior to 2013 the Committee had not used equity grants as a component of our executive compensation program. For 2015, however, after a review of the number of outstanding and previously granted restricted stock awards, the Committee determined to use a more typical incentive compensation mix of cash, performance-based restricted stock units and time-based restricted stock to achieve the objectives of incentive compensation outlined above.

Under our incentive compensation program for 2015, each of our Named Executive Officers (i) was eligible to receive a cash award up to a specified dollar value based on the achievement of pre-established company and individual goals, (ii) received a grant of performance-based restricted stock units which are earned based on the achievement of relative total stockholder return performance compared to members of the NAREIT Shopping Center Index over a three-year period, and (iii) received a grant of restricted stock subject to vesting based on continued employment with us over a three-year or four-year period.

2015 Target Incentive Compensation

The following table sets forth a summary of the target dollar values of our annual cash incentive compensation and long-term equity incentive compensation for each Named Executive Officer for 2015:

	2015 Target Cash Incentive Compensation	2015 Target Long-Term Equity Incentive Compensation
Named Executive Officer		Performance-Based Restricted Stock Units	Time-Based Restricted Stock
Steven P. Grimes	$1,250,000	$1,237,500	$412,500
Heath R. Fear	410,000	345,000	115,000
Shane C. Garrison	510,000	562,500	187,500
Dennis K. Holland	310,000	300,000	100,000

For 2015, we continued to increase the percentage of each Named Executive Officer’s target incentive compensation as a percentage of his total potential compensation, with target incentive compensation representing 60% or more of each of our Named Executive Officer’s total potential compensation and, in the case of our Chief Executive Officer, representing more than 75% of his total potential compensation. For 2015, we also increased the amount of the target incentive compensation for each Named Executive Officer as we completed our three-year migration toward the median of our 2015 peer group for total compensation for each of their comparable positions and transitioned our incentive compensation to a more typical mix of cash awards and equity grants after a review of the number of outstanding and previously granted restricted stock awards.

Annual Cash Incentive Compensation

For 2015, each of our Named Executive Officers was eligible to earn cash incentive compensation if and to the extent that pre-established company and individual goals were achieved. The following summarizes the structure of our cash incentive compensation program for 2015 for our Named Executive Officers and the amounts earned by each of our Named Executive Officers pursuant to this program.

2015 Company and Individual Goals

For 2015, 75% of the target value of our Chief Executive Officer’s cash incentive compensation was based on company goals and 60% of the target value for each of our other Named Executive Officers was based on the achievement of company goals, with the remainder based on the achievement of individual goals. The following table sets forth the percentage of the target value of our cash incentive compensation for 2015 based on company and individual goals, respectively, for each Named Executive Officer:

	Company Goals
Named Executive Officer	Same Store EBITDA Growth	Operating FFO	Net Debt to Adjusted EBITDA	Individual Goals
Steven P. Grimes	45.00%	15.00%	15.00%	25.00%
Heath R. Fear	36.00%	12.00%	12.00%	40.00%
Shane C. Garrison	36.00%	12.00%	12.00%	40.00%
Dennis K. Holland	36.00%	12.00%	12.00%	40.00%

For 2015, the company goals were based on (i) growth in our same store EBITDA, (ii) our Operating FFO per share, and (iii) our Net Debt to Adjusted EBITDA ratio. We selected these specific company goals because (i) growth in our same store EBITDA is the financial metric that we believe most accurately reflects the progress of our operational strategy as we continue to execute on our broader asset repositioning objectives, while also prudently managing corporate level expenses, (ii) our Operating FFO per share is one of the most significant financial measures that we report to investors and use to evaluate our ongoing performance, and (iii) our Net Debt to Adjusted EBITDA ratio is a key financial metric measuring the health of our balance sheet. As each Named Executive Officer’s performance contributes to these metrics, we believe that they provide a fair and objective basis on which to evaluate each Named Executive Officer’s performance and to determine the majority of each Named Executive Officer’s cash incentive compensation.

For each of these company goals, the Committee established three different levels of performance, “threshold,” “target” and “maximum,” pursuant to which our Named Executive Officers could earn 50%, 100% or 200%, respectively, of the target amount of the portion of the cash incentive compensation attributable to that company goal. If performance for a company goal did not equal or exceed the threshold level established, then our Named Executive Officers were not entitled to receive any of the cash incentive compensation attributable to that company goal. To the extent performance fell between two of the established levels of performance, the percentage earned was to be determined based on straight line interpolation between the percentages that would have been earned for the established levels of performance. The table below sets forth the goals established at each level of performance, actual performance for 2015 and the percentage of target earned for each company goal:

Company Goal	Threshold (50%)	Target (100%)	Maximum (200%)	2015 Actual		Earned %
Same Store EBITDA Growth (1)	0%	0.50%	2.00%	2.85%		200%
Operating FFO per share (2)	$0.96	$0.98	$1.07	$ 1.07	(4)	200%
Net Debt to Adjusted EBITDA Ratio (3)	7.0x	6.5x	6.0x	5.8x		200%

(1)	Same store EBITDA is calculated by reducing our publicly reported same store net operating income (NOI) by general and administrative expenses, adjusted to exclude items that the Committee does not believe are representative of our ongoing operating performance. We define NOI as operating revenues (rental income, tenant recovery income and other property income, excluding straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fee income) less property operating expenses (real estate tax expense and property operating expense) excluding straight-line ground rent expense, amortization of acquired ground lease intangibles and straight-line bad debt expense. Our same store portfolio consisted of 180 operating properties owned at December 31, 2015 that were acquired or placed in service and stabilized prior to January 1, 2014. Same store EBITDA growth was based on same store EBITDA for the year ended December 31, 2015 as compared to same store EBITDA for the year ended December 31, 2014.

(2)	Operating FFO represents funds from operations attributable to common shareholders, or FFO, for the year ended December 31, 2015, excluding the impact of discrete non-operating transactions and other events which we do not consider representative of the comparable operating results of our core business platform, our real estate operating portfolio. FFO means net income (loss) computed in accordance with accounting principles generally accepted in the United States, excluding gains (or losses) from sales of depreciable real estate, plus depreciation and amortization and impairment charges on depreciable real estate, including amounts from continuing and discontinued operations, as well as adjustments for unconsolidated joint ventures in which we hold an interest. For purposes of measuring our cash incentive compensation for 2015, Operating FFO also excluded the impact of the Committee’s decisions with respect to the portion of our Named Executive Officers’ cash incentive compensation attributable to individual goals.

(3)	Net Debt to Adjusted EBITDA ratio represents (i) our total borrowed debt, excluding unamortized premium, discount and capitalized loan fees, less cash and cash equivalents as of December 31, 2015 divided by (ii) Adjusted EBITDA for the three months ended December 31, 2015, annualized. Adjusted EBITDA represents net income attributable to common shareholders before interest, income taxes, depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing performance.

(4)	This differs from our publicly reported Operating FFO per share in that for purposes of measuring our cash incentive compensation, the impact of our Named Executive Officers’ cash incentive compensation attributable to individual goals is excluded. Our publicly reported Operating FFO per share for 2015 was $1.06 per share.

For 2015, the Committee established the following individual goals for our Named Executive Officers:

Named Executive Officer	Individual Goals
Steven P. Grimes	Goals relating to the implementation of our long range plan, including brand building and management of external constituents, the facilitation of executive goals that have potential to drive earnings and total return, support of succession planning

Heath R. Fear	Goals relating to the streamlining of quarterly reporting and earnings processes, monitoring of general and administrative expenses and ensuring compliance with recurring departmental budgets, monitoring prospects for and issuance of equity through our at-the-market offering program or through an equity offering, preparation in connection with a stock repurchase program, maintenance of earnings guidance and development of team and external relationships

Shane C. Garrison	Goals relating to the long range portfolio strategy, including acquisitions and dispositions and same store guidance, support of succession planning through new divisional hires, expansion of training initiatives, support brand awareness efforts and maximization of transparency and reporting of results

Dennis K. Holland	Goals relating to the management of expenses for the legal department, assistance with matters related to bond issuances and a stock repurchase program, development of a transition plan, facilitation of human resources training and development initiatives

For the individual goals, the Committee established three different levels of performance, “meets expectations,” “exceeds expectations” and “exceptional,” pursuant to which our Named Executive Officers could earn 80%, 100% or 200%, respectively, of the target amount of the portion of the cash incentive compensation attributable to the individual goals. If a Named Executive Officer’s performance for the individual goals did not meet expectations, then such Named Executive Officer was not entitled to receive any of the cash incentive compensation attributable to the individual goals. To the extent performance with respect to the individual goals fell between two of the established levels of performance, the percentage earned was to be determined based on straight line interpolation between the percentages that would have been earned for the established levels of performance. In determining the component of cash incentive compensation awarded to each Named Executive Officer based on individual goals, the Committee assessed the performance of each Named Executive Officer against his individual goals and then made a subjective determination regarding the level of performance achieved upon which the payout for each Named Executive Officer was based, with the exception of Mr. Fear. The Committee determined that each of Messrs. Grimes and Garrison had performed above the “exceeds expectations” level and that Mr. Holland had performed above the “meets expectations” level. For Mr. Fear, the Committee determined that he performed at the “meets expectations” level, however, his offer letter guaranteed his receipt of at least the target amount of his cash incentive compensation award based on individual performance and, as a result, he was awarded the target amount for this component of his cash incentive compensation.

2015 Cash Incentive Award Amounts

The following table sets forth the cash incentive award amounts that we paid to each of our Named Executive Officers for 2015 based on the achievement of company and individual goals as described above.

	2015 Cash Incentive Award Amounts
Named Executive Officer	Company Goals	Individual Goals	Total
Steven P. Grimes	$1,875,000	$500,000	$2,375,000
Heath R. Fear	492,000	164,000	656,000
Shane C. Garrison	612,000	300,000	912,000
Dennis K. Holland	372,000	105,000	477,000

Long-Term Equity Incentive Compensation

For 2015, each of our Named Executive Officers received long-term equity incentive compensation awards comprised of performance-based restricted stock units and restricted stock awards with target values as set forth above under “— 2015 Target Incentive Compensation.” We designed these awards primarily to (i) further align the interests of our executives with our stockholders over the longer term, (ii) support the objectives of long-term value creation and reward management based on our relative performance compared to our peers, and (iii) serve as a retention tool for our executives. The following table sets forth the type of awards we granted, weighting (based on percentage of target value) allocated to each award type for each of our Named Executive Officers and vesting terms for our long-term equity incentive compensation for 2015:

Award Type	Weighting	Vesting Terms
Performance-based restricted stock units	75%	Earned based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over the three-year performance period ending December 31, 2017. One-third of the shares earned will be issued in common stock following the performance period, and two-thirds will be issued in restricted stock that will vest on December 31, 2018, subject to continued employment through such date.

Restricted stock	25%	Vest in equal annual installments over three or four years commencing on January 4, 2016, subject to continued employment through such dates.

Performance-Based Restricted Stock Unit Awards

We granted performance-based restricted stock units to our Named Executive Officers in 2015 for 75% of their long-term equity incentive compensation awards. The performance-based restricted stock units may be earned by our Named Executive Officers based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over a three-year performance period from January 1, 2015 to December 31, 2017. The number of units that will be earned, as a percentage of the target number of units granted, will be based on the percentile ranking of our total stockholder return over the performance period as compared to the total stockholder return of each of the peer companies that were in the NAREIT Shopping Center Index during the entire performance period, as set forth in the table below. If our total stockholder return performance does not equal or exceed the threshold level established, then our Named Executive Officers will not be entitled to earn any shares pursuant to these performance-based restricted stock units. To the extent performance falls between two of the established levels of performance, the percentage earned will be determined based on straight line interpolation between the percentages that would have been earned for the established levels of performance.

Performance Level	Relative Performance	Percentage of Target Earned
Maximum	90th percentile	200%
Target	Median	100%
Threshold	25th percentile	50%

The performance-based restricted stock units that are earned will be settled in shares of our common stock shortly after the end of the performance period, with one-third of the shares earned being vested upon issuance and the remaining two-thirds of the shares earned being subject to vesting based on continued employment through December 31, 2018. Upon settlement of the performance-based restricted stock units, additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period on the shares of our common stock that are earned pursuant to the performance-based restricted stock units divided by the then-current market price of our common stock.

The following table sets forth the target dollar values of the performance-based restricted stock units granted to each of our Named Executive Officers for 2015 and the target number of units represented by each award:

	2015 Target Amounts
Named Executive Officer	($)	(# of units)
Steven P. Grimes	$1,237,500	87,766
Heath R. Fear	345,000	23,277
Shane C. Garrison	562,500	39,894
Dennis K. Holland	300,000	21,277

The target number of units granted to each of our Named Executive Officers was determined based on a target dollar value approved by the Committee divided by the estimated grant date fair value per unit using a third-party valuation.

Restricted Stock Awards

We also granted restricted stock awards to our Named Executive Officers in 2015 for 25% of their long-term equity incentive compensation awards. These awards vest in equal annual installments over three years, or four years for Mr. Fear’s award, commencing on January 4, 2016, subject to continued employment through such dates. The following table sets forth the target dollar values of the restricted stock granted to each of our Named Executive Officers for 2015.

	2015 Target Amounts
Named Executive Officer	($)	(# of shares)
Steven P. Grimes	$412,500	27,500
Heath R. Fear	115,000	7,527
Shane C. Garrison	187,500	12,500
Dennis K. Holland	100,000	6,667

The number of shares granted to each of our Named Executive Officers was determined based on a target dollar value approved by the Committee divided by the closing price of our common stock on the grant date, or the day immediately preceding the grant date, for the shares of restricted stock.

Appointment Award

In addition to the annual long-term equity incentive awards described above, in 2015, the Committee also awarded Mr. Fear a one-time restricted stock award, with a value of $500,000, in connection with his appointment as Chief Financial Officer and Treasurer in August 2015. The amount of the award was negotiated with Mr. Fear in connection with his hiring and was informed by the Committee’s recent review of competitive market compensation data. This award was granted in order to attract and retain Mr. Fear and further align his interests with our stockholders over a multi-year period. The number of shares granted was based on the closing price of our common stock on the day immediately preceding the grant date of the award. The shares of restricted stock vest one-third on each of August 18, 2016, 2017 and 2018, subject to continued employment with us through such dates.

Retention Agreements

We have retention agreements with each of our Named Executive Officers, with the exception of Mr. Fear, and we had retention agreements with each of Ms. Aman and Mr. Byrne prior their departures. Each retention agreement was automatically renewed for a subsequent two-year term on February 19, 2015, and was amended as of the same date in order to better align certain severance payments made under the retention agreements with the structure of our incentive compensation programs. The agreements, among other things, provide for severance payments generally equal to a multiple of base salary and target incentive award value plus continuation of healthcare benefits for a period of time to the applicable Named Executive Officer if his or her employment is terminated by us without cause or by our Named Executive Officer for good reason. Each of these agreements also provides for full acceleration of vesting of unvested, time-based equity awards upon a change-in-control or a Named Executive Officer’s termination by us without cause or as a result of death or disability or by such Named Executive Officer for good reason. The retention agreements also require our Named Executive Officers to comply with employee non-solicitation obligations for one year following termination and non-disparagement obligations and require our Named Executive Officers to execute a general release of claims for our benefit at the time of termination in order to be eligible to receive the cash severance payments and continuation of healthcare benefits described above.

We realize that consideration of an acquisition by another company or other change-in-control transaction as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to executives and can cause them to consider alternative employment opportunities. Accordingly, we believe that establishing pre-negotiated severance benefits for our Named Executive Officers helps encourage the continued dedication of our Named Executive Officers and further aligns the interests of our Named Executive Officers and our stockholders in the event of a potentially attractive proposed change-in-control transaction following which one or more of our Named Executive Officers may be expected to be terminated. In addition, we believe these retention agreements, by specifically setting forth severance terms and conditions that are agreed upon in advance with our Named Executive Officers, make it easier for us to make changes in our senior executive team, if desired, without the need for protracted negotiations over severance. See “Executive Compensation — Retention Agreements” below for a summary of the retention agreements we entered into with our Named Executive Officers.

Separation Agreement with Ms. Aman and Other 2015 Compensation

On May 7, 2015, Angela M. Aman departed as our Executive Vice President, Chief Financial Officer and Treasurer. Pursuant to a separation agreement we entered into with Ms. Aman, Ms. Aman received cash payments totaling $1,750,000, acceleration of vesting with respect to 133,966 shares of unvested restricted stock and continued health insurance benefits for up to 18 months in connection with her departure. Pursuant to the separation agreement, Ms. Aman acknowledged that she would continue to be subject to the restrictive covenants under her retention agreement, including non-solicitation, non-disparagement and confidentiality provisions, and also provided us with a general release of claims. The cash severance, acceleration of vesting and other benefits that Ms. Aman received in connection with her departure matched what she would have been entitled to receive under her retention agreement in connection with a termination of her employment by us without cause or by Ms. Aman for good reason. Ms. Aman’s annual base salary during 2015 was $540,000 and her target cash incentive compensation was $460,000, which was structured in the same manner as the cash incentive compensation awards made to our Named Executive Officers. In addition, prior to Ms. Aman’s departure, the Committee established a target value of $750,000 for her long-term equity incentive compensation awards, which would have been structured in the same manner as the awards received by our Named Executive Officers had Ms. Aman’s departure not occurred prior to the date the Committee granted such awards. Ms. Aman’s base salary and target cash incentive compensation for 2015 were determined based on the same considerations as those for the same type of compensation received by our Named Executive Officers for 2015.

Separation Agreement with Mr. Byrne and Other 2015 Compensation

On October 7, 2015, Niall J. Byrne departed as our Executive Vice President and President of Property Management. Pursuant to a separation agreement we entered into with Mr. Byrne, Mr. Byrne received cash payments totaling $677,083, acceleration of vesting with respect to 60,280 shares of unvested restricted stock and continued health insurance benefits (or payments in lieu of such continued benefits) for up to 18 months in connection with his departure. Pursuant to the separation agreement, Mr. Byrne acknowledged that he would continue to be subject to the restrictive covenants under his retention agreement, including non-solicitation, non-disparagement and confidentiality provisions, and also provided us with a general release of claims. The cash severance, acceleration of vesting and other benefits that Mr. Byrne received in connection with his departure matched what he would have been entitled to receive under his retention agreement in connection with a termination of his employment by us without cause or by Mr. Byrne for good reason. Mr. Byrne’s annual base salary during 2015 was $325,000 and his target cash incentive compensation was $175,000, which was structured in the same manner as the cash incentive compensation awards made to our Named Executive Officers. In addition, prior to his departure, Mr. Byrne received long-term equity incentive compensation awards with a target value of $150,000, which were comprised of performance-based restricted stock units (with respect to 75% of the target value) and restricted stock (with respect to 25% of the target value) structured in the same manner as the awards received by our Named Executive Officers. Mr. Byrne’s base salary, target cash incentive compensation and target long-term equity incentive compensation for 2015 were determined based on the same considerations as those for the same type of compensation received by our Named Executive Officers for 2015.

Retirement of Mr. Holland

On December 16, 2015, Mr. Holland notified us that he will be retiring on June 30, 2016. In connection with Mr. Holland’s retirement, the Committee approved the removal of the requirement that Mr. Holland remain employed in order to vest his outstanding shares of restricted stock that would not otherwise automatically vest, subject to his continued employment through June 30, 2016.

Broad-Based Benefits

In addition to the compensation programs described above, each of our Named Executive Officers was eligible to participate in the same benefits programs available to all of our employees: health and dental insurance; group term life insurance; short-term disability coverage; and a tax-qualified 401(k) plan.

Stock Ownership Guidelines

In order to complement our equity incentive compensation program and further align the interests of our Named Executive Officers with those of our stockholders, our Board adopted stock ownership guidelines that apply to our executives. See “Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Anti-Hedging and Anti-Pledging Policy

None of our Named Executive Officers has engaged in any hedging transactions with respect to our stock or pledged any of his or her shares of stock in us. Additionally, we have formal anti-hedging and anti-pledging policies that generally prohibit all of our executive officers and directors, including our Named Executive Officers, from engaging in any hedging transactions or pledging any shares of our stock. Exceptions to this policy can only be made with the prior approval of the Audit Committee.

Compensation Consultant Report and Benchmarking

In connection with the review by the Committee of our executive compensation programs and levels for 2015, the Committee retained compensation consultant Steven Hall & Partners, or SH&P. In July 2014, SH&P prepared a written report for the Committee providing a thorough analysis of our executive compensation programs, including (i) a marketplace review of compensation levels for our Named Executive Officers, (ii) an internal analysis which involved review of the documents governing our current executive compensation levels and programs and an external analysis which involved review of our 13-company peer group, and (iii) SH&P’s recommendations regarding the overall design of our executive compensation program for 2015.

In connection with its analysis, SH&P also developed a peer group comprised of 13 retail REITs to be used, along with other market data, in benchmarking our executive compensation programs and levels. The companies selected for the peer group represent similar businesses and have annual revenue and market capitalization comparable to ours. This peer group used for benchmarking our executive compensation for fiscal 2015, or our 2015 peer group, included the following companies:

Brixmor Property Group, Inc.	Federal Realty Investment Trust	Pennsylvania Real Estate Investment Trust
CBL & Associates Properties, Inc.	WP Glimcher Inc.	Regency Centers Corporation
DDR Corp.	Kimco Realty Corp.	Tanger Factory Outlet Centers, Inc.
Equity One, Inc.	Macerich Co.	Taubman Centers, Inc.
Weingarten Realty Investors

The 2015 peer group data presented to the Committee included information regarding base salary, bonus amounts, total annual compensation and long-term equity and incentive compensation. For each of these categories, SH&P presented information comparing our compensation to the compensation paid by these companies at the 25th, 50th and 75th percentiles for comparable positions. Additionally, SH&P reviewed and provided analysis regarding the annual and long-term incentive plan designs utilized by the companies in our peer group, identifying trends in the structuring of executive compensation.

2015 Advisory Resolution

At our 2015 annual meeting of stockholders, an advisory resolution approving the compensation paid to our named executive officers for 2014, as disclosed in our proxy statement for the 2015 annual meeting of stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with approximately 92% of the votes cast on the proposal being voted in favor of the proposal to approve such resolution. The Committee has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this proposal, the Committee viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our named executive officers for 2014 and the changes that we made to our executive compensation programs for 2014 and thereafter that were described in our proxy statement for the 2015 annual meeting of stockholders. Accordingly, the Committee did not implement significant changes to our executive compensation programs as a result of the stockholder advisory vote.

Executive Compensation Process

For more information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, is described below under “Executive Compensation — Executive and Director Compensation Process.”

Summary Compensation Table

The following table sets forth information with respect to all compensation paid or earned for services rendered to us by our Named Executive Officers for the years ended December 31, 2015, 2014 and 2013 presented in accordance with SEC rules. The amounts set forth below are not representative of the compensation earned for the years set forth below due to the fact that equity awards are required to be presented as compensation for the year in which they were granted (which may differ from the year for which they were granted) whereas incentive cash compensation is required to be presented as compensation for the year for which it is earned regardless of when it is paid. For 2012, 2013 and 2014, all of our Named Executive Officers’ incentive compensation was paid in the form of equity awards granted in the following year, which resulted in the amounts in the “Stock Awards” column below for 2013, 2014 and 2015 including the grant date fair value of equity awards that were granted based on performance for the prior year. As described above in “— Compensation Discussion and Analysis,” we changed our executive compensation program in 2015 to include incentive cash compensation and equity awards granted during the year, 75% of which were subject to vesting based on the achievement of performance-based hurdles and continued employment and the remaining 25% of which were subject to vesting based solely on continued employment. As a result, amounts set forth in the “Stock Awards” column and, therefore, the “Total” column in the table below for Messrs. Grimes, Garrison, Holland and Byrne for 2015 are not representative of the amounts they actually received for 2015, as these amounts include all incentive compensation awarded for both of 2014 and 2015.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($) (1)
Steven P. Grimes	2015	850,000	—	5,550,000	(3)	2,375,000	2,154	(6)	8,777,154
President and Chief Executive Officer	2014	825,000	—	1,425,000	(4)	—	47,965		2,297,965
	2013	700,000	—	262,500	(5)	—	2,196		964,696
Heath R. Fear (7)	2015	160,769	25,912	960,000	(3)	630,088	—		1,776,769
Executive Vice President, Chief Financial Officer and Treasurer
Shane C. Garrison	2015	590,000	—	2,560,000	(3)	912,000	2,154	(6)	4,064,154
Executive Vice President,	2014	545,000	—	725,000	(4)	—	38,734		1,308,734
Chief Operating Officer and Chief Investment Officer	2013	475,000	—	96,250	(5)	—	2,196		573,446
Dennis K. Holland	2015	425,000	—	1,470,000	(3)	477,000	4,173	(6)	2,376,173
Executive Vice President,	2014	375,000	—	435,000	(4)	—	29,557		839,557
General Counsel and Secretary	2013	375,000	—	83,750	(5)	—	2,153		460,903
Angela M. Aman	2015	261,692	—	1,720,000	(3)	—	1,842,265	(6)	3,823,957
Former Executive Vice	2014	490,000	—	675,000	(4)	—	21,811		1,186,811
President, Chief Financial Officer and Treasurer	2013	425,000	—	96,250	(5)	—	2,196		523,446
Niall J. Byrne	2015	266,250	—	800,000	(3)	—	708,252	(6)	1,774,502
Former Executive Vice	2014	325,000	—	325,000	(4)	—	25,816		675,816
President and President of Property Management	2013	325,000	—	75,000	(5)	—	2,066		402,066

(1)	The following sets forth for Messrs. Grimes, Garrison, Holland and Byrne and Ms. Aman (i) total compensation amounts for 2015 from this table, (ii) the grant date fair value of the equity awards that were granted in 2015 for 2014 performance (which are shown as negative amounts) and (iii) adjusted total compensation amounts for 2015 excluding the grant date fair value of these equity awards:

Name	2015 Total Compensation ($)	2015 Stock Awards Granted for 2014 ($)	Adjusted 2015 Total Compensation ($)
Steven P. Grimes	8,777,154	(3,900,000)	4,877,154
Shane C. Garrison	4,064,154	(1,810,000)	2,254,154
Dennis K. Holland	2,376,173	(1,070,000)	1,306,173
Angela M. Aman	3,823,957	(1,720,000)	2,103,957
Niall J. Byrne	1,774,502	(650,000)	1,124,502

The following sets forth for Messrs. Grimes, Garrison, Holland and Byrne and Ms. Aman adjusted total compensation amounts for 2013, 2014 and 2015 making adjustments to the reported amounts for each year to include the grant date fair value of the equity awards that were granted for performance in such year regardless of when granted:

	Adjusted Total Compensation ($)
Name	2013	2014	2015
Steven P. Grimes	2,127,196	4,772,965	4,877,154
Shane C. Garrison	1,202,196	2,393,734	2,254,154
Dennis K. Holland	812,153	1,474,557	1,306,173
Angela M. Aman	1,102,196	2,231,811	2,103,957
Niall J. Byrne	652,066	1,000,816	1,124,502

(2)	Amounts reported in fiscal 2015 reflect annual cash incentive awards earned by our Named Executive Officers. Additional information regarding our annual cash incentive awards is described above under “— Compensation Discussion and Analysis.”

(3)	Amounts reported in fiscal 2015 include the aggregate grant date fair value of performance-based restricted stock units and restricted stock awards granted during the year ended December 31, 2015, each calculated in accordance with FASB ASC Topic 718. The assumptions made when calculating the grant date fair value of the performance-based restricted stock units are found in Note 5 (Equity Compensation Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015. Assuming that maximum performance is achieved under the performance-based restricted stock units granted in 2015, the value at the grant date of these performance-based restricted stock units would have been as follows: Mr. Grimes —$2,632,980; Mr. Fear — $711,345; Mr. Garrison — $1,196,820; Mr. Holland — $638,310; and Mr. Byrne — $239,370. The grant date fair value of the restricted stock awards granted during the year ended December 31, 2015 was calculated as the closing price per share of our common stock on the NYSE on the applicable date of grant, or the day preceding the grant date, multiplied by the number of shares granted. The value of awards granted to our Named Executive Officers in 2015 is reflected in the “2015 Grants of Plan-Based Awards” table on the next page.

(4)	Represents the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2014, calculated as the closing price per share of our common stock on the NYSE on February 20, 2014 multiplied by the number of shares granted.

(5)	Represents the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2013, calculated as the closing price per share of our common stock on the NYSE on February 21, 2013 multiplied by the number of shares granted.

(6)	The amounts shown in this column for 2015 include the following:

Name	Company Match to 401(k) Plan ($)	Accrued Vacation Payout ($)	Group Term Life Insurance Premiums ($)	Post- Termination Benefit Continuation ($)		Severance ($)	Total ($)
Steven P. Grimes	1,500	—	654	—		—	2,154
Shane C. Garrison	1,500	—	654	—		—	2,154
Dennis K. Holland	1,500	—	2,673	—		—	4,173
Angela M. Aman	1,500	51,923	189	38,653	(a)	1,750,000	1,842,265
Niall J. Byrne	1,500	15,000	1,201	13,468	(a)	677,083	708,252

(a)	Post-termination benefit continuation amounts presented represent the full cost of 18 months of continued medical coverage that was made available to these former employees and are not necessarily reflective of the cost of benefits received.

(7)	Mr. Fear joined us in August 2015. Mr. Fear’s compensation in 2015 included a sign-on bonus consisting of $500,000 of restricted stock as well as a bonus representing the difference between the amount of his cash incentive award earned based on individual goals and the amount guaranteed in his offer letter.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our Named Executive Officers for the year ended December 31, 2015.

2015 Grants of Plan-Based Awards
Name	Grant Date	Date of Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven P. Grimes	—	—	718,750	1,250,000	2,500,000	—	—	—	—		—
	2/20/15	2/10/15	—	—	—	—	—	—	243,447	(3)	3,900,000
	5/29/15	5/21/15	—	—	—	—	—	—	27,500	(4)	412,500
	5/29/15	5/21/15	—	—	—	43,883	87,766	175,532	—		1,237,500
Heath R. Fear	—	—	254,200	410,000	820,000	—	—	—	—		—
	8/18/15	7/28/15	—	—	—	—	—	—	7,527	(4)	115,000
	8/18/15	7/28/15	—	—	—	—	—	—	32,723	(5)	500,000
	8/18/15	7/28/15	—	—	—	11,639	23,277	46,554	—		345,000
Shane C. Garrison	—	—	316,200	510,000	1,020,000	—	—	—	—		—
	2/20/15	2/10/15	—	—	—	—	—	—	112,985	(3)	1,810,000
	5/29/15	5/21/15		—	—	—	—	—	12,500	(4)	187,500
	5/29/15	5/21/15	—	—	—	19,947	39,894	79,788	—		562,500
Dennis K. Holland	—	—	192,200	310,000	620,000	—	—	—	—		—
	2/20/15	2/10/15	—	—	—	—	—	—	66,792	(3)	1,070,000
	5/29/15	5/21/15	—	—	—	—	—	—	6,667	(4)	100,000
	5/29/15	5/21/15	—	—	—	10,639	21,277	42,554	—		300,000
Angela M. Aman	—	—	285,200	460,000	920,000	—	—	—	—		—
	2/20/15	2/10/15	—	—	—	—	—	—	107,367	(3)	1,720,000
Niall J. Byrne	—	—	108,500	175,000	350,000	—	—	—	—		—
	2/20/15	2/10/15	—	—	—	—	—	—	40,575	(3)	650,000
	5/29/15	5/21/15	—	—	—	—	—	—	2,500	(4)	37,500
	5/29/15	5/21/15	—	—	—	3,990	7,979	15,958	—		112,500

(1)	Reflects the possible payouts of annual cash incentive compensation. The actual amounts paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. See also, “— Compensation Discussion and Analysis — Incentive Compensation — Annual Cash Incentive Compensation.”

(2)	Reflects performance-based restricted stock units granted during 2015. See “— Compensation Discussion and Analysis — Incentive Compensation — Long-Term Equity Incentive Compensation — Performance-Based Restricted Stock Unit Awards.”

(3)	Represents shares of restricted stock granted as incentive compensation for 2014 as a result of the achievement of company and individual goals for 2014. The shares granted based on the achievement of company goals are subject to vesting in equal installments on February 20, 2016, 2017 and 2018, subject to continued employment through such dates. The shares granted based on the achievement of individual goals are subject to vesting based on continued employment through February 20, 2016. The following are the percentages of such shares of restricted stock that were granted based on the achievement of company goals: Mr. Grimes — 75%; Mr. Garrison — 60%; Mr. Holland — 50%; Ms. Aman — 60% and Mr. Byrne — 60%. The remainder were granted based on the achievement of individual goals.

(4)	Represents shares of restricted stock granted as incentive compensation for 2015. The shares granted to Messrs. Grimes, Garrison, Holland and Byrne are subject to vesting in equal installments on January 4, 2016, 2017 and 2018, subject to continued employment through such dates. The shares granted to Mr. Fear are subject to vesting in equal installments on January 4, 2016, 2017, 2018 and 2019, subject to continued employment through such dates.

(5)	Represents shares of restricted stock granted to Mr. Fear as a sign-on bonus in connection with his appointment as Chief Financial Officer and Treasurer. The shares are subject to vesting in equal installments on August 18, 2016, 2017 and 2018, subject to continued employment through such dates.

(6)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2015 Grants of Plan-Based Awards table was paid or awarded, are described above under “— Compensation Discussion and Analysis.”

In 2015, we granted restricted stock awards and performance-based restricted stock units to our Named Executive Officers pursuant to our 2014 Long-Term Equity Compensation Plan, as described in the 2015 Grants of Plan-Based Awards table. The vesting of each award is subject to acceleration in connection with a change-in-control or certain termination triggering events as described below under “— Potential Payments Upon Termination or Change-in-Control.” Generally we pay dividends to holders of all shares of restricted stock, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders. In connection with the performance-based restricted stock units, if and when earned, additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period on the shares of common stock and restricted shares issued at the end of the performance period divided by the then-current market price of our common stock.

The terms of the retention agreements that we have entered into with our Named Executive Officers are described below under “— Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2015, with respect to our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End 2015
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Steven P. Grimes	352,587	5,207,710	43,883	648,152
Heath R. Fear	40,250	594,493	11,639	171,908
Shane C. Garrison	157,886	2,331,976	19,947	294,617
Dennis K. Holland	93,349	1,378,765	10,639	157,138
Angela M. Aman	—	—	—	—
Niall J. Byrne	—	—	1,108	16,365

(1)	For Messrs. Grimes, Fear, Garrison and Holland, includes the following:

Name	2015 Award (a)	CFO Award (b)	2015 Award (c)	2014 Award (d)	2014 Award (e)	2013 Award (f)	2012 Award (g)	2011 Award (h)	2010 Award (i)	Total
Steven P. Grimes	—	—	27,500	182,585	60,862	51,970	18,831	7,554	3,285	352,587
Heath R. Fear	7,527	32,723	—	—	—	—	—	—	—	40,250
Shane C. Garrison	—	—	12,500	67,791	45,194	21,153	6,905	2,518	1,825	157,886
Dennis K. Holland	—	—	6,667	33,396	33,396	10,577	6,008	2,338	967	93,349

(a)	Represents restricted stock award granted for 2015, of which one-fourth vested on January 4, 2016 and one-fourth will vest on each of January 4, 2017, 2018 and 2019, subject to continued employment through such dates.

(b)	Represents restricted stock award granted in connection with his appointment as Chief Financial Officer and Treasurer, of which one-third will vest on each of August 18, 2016, 2017 and 2018, subject to continued employment through such dates.

(c)	Represents restricted stock awards granted for 2015, of which one-third vested on January 4, 2016 and one-third will vest on each of January 4, 2017 and 2018, subject to continued employment through such dates.

(d)	Represents the unvested portion of restricted stock awards granted based on the achievement of company goals for 2014, of which one-third vested on February 20, 2016 and one-third will vest on each of February 20, 2017 and 2018, subject to continued employment through such dates.

(e)	Represents the unvested portion of restricted stock awards granted based on the achievement of individual goals for 2014, which fully vested on February 20, 2016 based on continued employment through such date.

(f)	Represents the unvested portion of restricted stock awards granted based on the achievement of company goals for 2013, of which 50% vested on February 21, 2016 and 50% will vest on February 21, 2017, subject to continued employment through such date.

(g)	Represents the unvested portion of restricted stock awards granted for 2012, of which 50% vested on February 21, 2016 and 50% will vest on February 21, 2018, subject to continued employment through such date.

(h)	Represents the unvested portion of restricted stock awards granted for 2011, which are scheduled to vest on March 13, 2017, subject to continued employment through such date.

(i)	Represents the unvested portion of restricted stock awards granted for 2010, which are scheduled to vest on April 12, 2016, subject to continued employment through such date.

(2)	Market value is based on a price of $14.77 per share, which was the closing price on the NYSE of one share of our common stock on December 31, 2015.

(3)	Represents performance-based restricted stock unit awards granted in 2015, with respect to the performance period beginning on January 1, 2015 and ending on December 31, 2017. Each performance-based restricted stock unit award provides the ability to earn and receive shares after the end of the three-year performance period based on our total stockholder return over the performance period compared to peers listed in the NAREIT Shopping Center Index, with one-third of the amount earned to be issued in common stock and two-thirds to be issued in restricted stock that will vest on December 31, 2018, subject to continued employment through such date. For Mr. Byrne, the reported amounts are based on the prorated portion of his performance-based restricted stock unit award that he retained following the termination of his employment, which remains subject to the same performance-based vesting conditions as the other grants. Common stock will be issued to Mr. Byrne for any portion of his performance-based restricted stock unit award that is earned. If our relative performance for the three-year performance period applicable to these awards continues to be the same as we experienced from the beginning of the performance period through December 31, 2015, our Named Executive Officers will not earn any common stock or restricted stock under these awards. As a result, in accordance with SEC rules, the table reflects the number of restricted stock units that would be earned if the “threshold” performance goal was achieved.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares of restricted stock that vested in 2015. The value realized on vesting is the product of (1) the closing price per share of our common stock on the NYSE on the vesting date or the date immediately preceding the vesting date (or, if there were no reported sales on such date, the most recent previous date on which sales were reported), multiplied by (2) the number of shares vesting.

2015 Option Exercises and Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven P. Grimes	59,524	953,463
Heath R. Fear	—	—
Shane C. Garrison	34,247	549,176
Dennis K. Holland	23,491	376,494
Angela M. Aman (1)	163,507	2,462,484
Niall J. Byrne (1)	76,484	1,113,145

(1)	Includes acceleration of equity awards pursuant to separation agreements entered into with Ms. Aman and Mr. Byrne on May 7, 2015 and October 2, 2015, respectively.

Potential Payments Upon Termination or Change-in-Control

Equity Plan and Award Agreements

As of December 31, 2015, pursuant to the terms of our 2014 Long-Term Equity Compensation Plan and the applicable award agreements, all outstanding unvested shares of restricted stock held by each of our Named Executive Officers will fully vest upon the occurrence of a change-in-control or in the event that our Named Executive Officer’s employment is terminated by us without cause or as a result of death or disability. In addition, pursuant to the applicable award agreements for restricted stock granted on or after May 2015, all outstanding unvested shares of such restricted stock held by each of our Named Executive Officers will fully vest in the event that our Named Executive Officer’s employment is terminated as a result of his or her retirement.

With respect to the performance-based restricted stock units that we granted to our Named Executive Officers, pursuant to the terms of the applicable award agreements, in the event of a change-in-control prior to the end of the performance period, we will determine the award earned by the Named Executive Officers based on our relative performance through the day prior to the consummation of the change-in-control, provided that the amount earned will be pro-rated based upon the portion of the performance period that elapsed from the first day of such period through the date of the change-in-control. The amount earned will be settled in shares of our common stock and restricted stock immediately prior to the consummation of the change-in-control, which shares will remain subject to vesting based on the applicable Named Executive Officer’s continued employment in the same manner as would have applied in the absence of a change-in-control (i.e., one-third is issued in common stock and the remaining two-thirds will be issued in restricted stock, which is subject to vesting based on continued employment through December 31, 2018). Additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period through the date of the change-in-control on the shares of common stock and restricted stock that are issued divided by the then-current market price of our common stock.

Additionally, in the event of a qualified termination by us of a Named Executive Officer prior to the end of any applicable performance period for outstanding performance-based restricted stock units, the Named Executive Officer will be entitled to retain his or her units subject to the same performance-based vesting conditions; provided that the number of units earned will be prorated based upon the period in which such Named Executive Officer was employed during the performance period and all of the shares issued upon settlement of the units earned will be issued in common stock. In the event of a qualified termination by us of a Named Executive Officer after the end of the performance period or after a change-in-control, any shares of restricted stock earned by such Named Executive Officer pursuant to the applicable award agreement will fully vest. The term qualified termination is defined in the performance-based restricted stock unit award agreements to mean the termination of employment with us as a result of a Named Executive Officer’s death, disability, retirement, termination by us without cause or such Named Executive Officer’s resignation for good reason.

The terms cause, good reason, retirement and change-in-control are specifically defined in the applicable documents. The term change-in-control is defined to mean (i) any person or group acquiring ownership of more than 50% of our voting stock, (ii) any person or group acquiring 30% or more of our voting stock in any 12-month period, (iii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, or (iv) a consummation of any sale, lease, exchange or other transfer of all or substantially all of our assets.

Retention Agreements

We have retention agreements with each of our Named Executive Officers, with the exception of Mr. Fear. The current term of each agreement is for two years beginning on February 19, 2015, with automatic two-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Generally, if any of our Named Executive Officers is terminated for any reason, under the retention agreements, he or she will be subject to the following continuing obligations after termination: (i) non-solicitation of our employees for one year, and (ii) non-disparagement obligations.

Each retention agreement, as amended, provides for the following payments and benefits to the applicable Named Executive Officer in connection with the termination of his or her employment by us without cause or by such Named Executive Officer for good reason:

•	a cash payment equal to one times (or, if the termination occurs in connection with or within two years after a change-in-control, two times) the sum of (i) such Named Executive Officer’s annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason and (ii) the dollar amount of such Named Executive Officer’s target annual bonus, including both the target cash and equity components, for the year in which the termination occurs or the prior year if a target annual cash bonus or equity award amount had not yet been established for such year;

•	all unpaid annual bonus amounts earned during the year in which the termination occurs through the most recently completed fiscal quarter prior to the date of termination; and

•	continuation of healthcare benefits, or cash payments equal to the premiums for healthcare benefits, for up to 18 months after termination;

provided that such Named Executive Officer enters into a general release of claims for our benefit in connection with such termination.

In addition, the retention agreements provide that upon a change-in-control or a Named Executive Officer’s termination by us without cause or as a result of death or disability or by a Named Executive Officer for good reason, all of such Named Executive Officer’s outstanding unvested equity awards that are only subject to vesting conditions based on continued employment will fully vest. This acceleration of vesting will not apply to any equity awards that are subject to performance-based vesting conditions that do not solely relate to continued employment.

Under the retention agreements, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, subject to an excise tax, such Named Executive Officer’s payments and other termination benefits will be reduced to the extent necessary to avoid such excise tax, but only if such a reduction would result in greater after-tax payments and benefits to such Named Executive Officer.

The terms cause, resignation for good reason and change-in-control are specifically defined in the retention agreements, with the term change-in-control defined to mean (i) any person or group acquiring more than 50% of our voting stock, (ii) any person or group acquiring 30% or more of our voting stock in any 12-month period, (iii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, or (iv) a consummation of any sale, lease or other transfer of all or substantially all of our assets.

The following table sets forth potential payments and benefits that would have been provided to our Named Executive Officers, upon the occurrence of a change-in-control or certain termination triggering events, assuming such change-in-control or terminating event occurred on December 31, 2015. The closing market price of our common stock on the NYSE on December 31, 2015 was $14.77 per share.

	Involuntary Termination Without Cause/For Good Reason (Non-Change- in-Control) ($)		Involuntary Termination Without Cause/For Good Reason (Change-in- Control) ($)		Death or disability ($)		Change-in- Control (No Termination) ($)
Steven P. Grimes (1)(2)
Cash Severance	3,750,000		7,500,000		—		—
Benefits Continuation (3)	28,512		28,512		—		—
Unvested Restricted Stock (4)	5,207,710		5,207,710		5,207,710		5,207,710
Unvested 2015 RSUs	—	(5)	—	(6)	—	(5)	—	(6)

Total	8,986,222		12,736,222		5,207,710		5,207,710

Heath R. Fear (1)
Cash Severance	—		—		—		—
Benefits Continuation (3)	—		—		—		—
Unvested Restricted Stock (4)	594,493		594,493		594,493		594,493
Unvested 2015 RSUs	—	(5)	—	(6)	—	(5)	—	(6)

Total	594,493		594,493		594,493		594,493

Shane C. Garrison (1)(2)
Cash Severance	1,850,000		3,700,000		—		—
Benefits Continuation (3)	28,512		28,512		—		—
Unvested Restricted Stock (4)	2,331,976		2,331,976		2,331,976		2,331,976
Unvested 2015 RSUs	—	(5)	—	(6)	—	(5)	—	(6)

Total	4,210,488		6,060,488		2,331,976		2,331,976

Dennis K. Holland (1)(2)
Cash Severance	1,135,000		2,270,000		—		—
Benefits Continuation (3)	28,512		28,512		—		—
Unvested Restricted Stock (4)	1,378,765		1,378,765		1,378,765		1,378,765
Unvested 2015 RSUs	—	(5)	—	(6)	—	(5)	—	(6)

Total	2,542,277		3,677,277		1,378,765		1,378,765

(1)	The amounts described do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Distribution of plan balances under our 401(k) plan;

•	Life insurance proceeds in the event of death; and

•	Disability insurance payouts in the event of disability.

(2)	In the event that any payments and benefits to be paid or provided to a Named Executive Officer would be subject to “parachute payment” excise taxes under the Internal Revenue Code of 1986, as amended, such Named Executive Officer’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to such Named Executive Officer.

(3)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for covering an employee under the medical plan offered by us that provides the highest level coverage for a period of 18 months, assuming that the employee elected family coverage under this plan.

(4)	For all Named Executive Officers, outstanding shares of restricted stock fully vest upon a change-in-control, a Named Executive Officer’s termination upon death or disability or termination by us without cause. In addition, pursuant to the retention agreements we have entered into with each of our Named Executive Officer, with the exception of Mr. Fear, outstanding shares of restricted stock will also fully vest upon a termination by any such Named Executive Officer for good reason. As of December 31, 2015, Messrs. Grimes, Fear, Garrison and Holland held unvested restricted common stock as follows: Mr. Grimes — 352,587 shares; Mr. Fear — 40,250 shares; Mr. Garrison — 157,886 shares; and Mr. Holland — 93,349 shares. For purposes of the table above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2015” table.

(5)	Does not include any amounts because the performance-based restricted stock units will remain subject to the achievement of performance-based vesting conditions through the end of the performance period on December 31, 2017.

(6)	Represents (i) the number of the performance-based restricted stock units granted in 2015 that would have vested multiplied by $14.77, which was the closing price of our common stock on the NYSE on December 31, 2015, plus (ii) the value of the shares of common stock that would have been issued to pay the accumulated value of the dividends that would have been paid during the performance period on the shares earned. Based on performance through December 31, 2015, if change-in-control occurred on December 31, 2015 our Named Executive Officers would not have earned any of their performance-based restricted stock units because performance was below the threshold payout level.

In the event of a change-in-control as of December 31, 2015, Mr. Byrne would not have earned any of his performance-based restricted stock units as performance would have been below the threshold payout level.

On December 16, 2015, Mr. Holland notified us that he will be retiring on June 30, 2016. In connection with Mr. Holland’s retirement, the Committee approved the removal of the requirement that Mr. Holland remain employed in order to vest his outstanding shares of restricted stock that would not otherwise automatically vest, subject to his continued employment through June 30, 2016. As of December 31, 2015, the value of Mr. Holland’s outstanding unvested shares of restricted stock was $1,378,765 based on the closing market price of our common stock on the NYSE on December 31, 2015.

None of the Named Executive Officers other than Mr. Holland were eligible for retirement, as defined in the applicable award agreements, as of December 31, 2015. Retirement is defined to mean resignation from the employment with us on or after the date that (i) the Named Executive Officer is at least 50 years old and the sum of his age and his years of employment with us is 70 or greater; (ii) the Named Executive Officer provides written notice to us at least 90 days prior to the anticipated resignation date; and (iii) the Named Executive Officer continues to work for us through the anticipated resignation date. If the Named Executive Officers had been eligible for retirement and had retired as of December 31, 2015, each Named Executive Officer would have been entitled to accelerated vesting of the restricted stock awards granted in February, May and August of 2015, and as of December 31, 2015, based on the closing price of our common stock on the NYSE on December 31, 2015 of $14.77, the Named Executive Officers would have received the following amounts: Mr. Grimes — $4,001,887; Mr. Fear — $594,493; Mr. Garrison — $1,853,413; and Mr. Holland — $1,084,989.

Compensation Risks

The Committee monitors our compensation policies and practices for its employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on incentive compensation at higher levels of the organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on us, the Committee primarily focuses on our executive compensation policies and practices. We believe that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on us primarily because of the following reasons:

•

there are downside risks associated with pursuing poor business/strategic alternatives, including failure to meet goals under our incentive compensation program and decline in value of shares of restricted stock and performance-based restricted stock units previously granted under our incentive compensation program that are subject to various vesting requirements;

•	our executive compensation program has a significant focus on long-term equity compensation;

•

the goals for our incentive compensation program are aligned with long-term performance objectives/metrics, reflect a balanced mix of individual and company goals aligned with our strategic objectives, are both quantitative and qualitative and provide a comprehensive framework for assessing performance;

•	incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;

•	our compensation levels and opportunities are in keeping with appropriate competitive practice; and

•	our executives and directors are expected to maintain an ownership interest in us, which aligns their interests with those of our stockholders.

Executive and Director Compensation Process

Overall, the Executive Compensation Committee is responsible for determining and approving the compensation of all of our executive officers; provided that all equity awards to be granted are also subject to the approval of the Board. The Board is responsible for approving the compensation of our non-employee directors; provided that the Executive Compensation Committee may make recommendations to the Board with respect to non-employee director compensation.

The Executive Compensation Committee typically meets several times each year in connection with the consideration and determination of executive compensation. Historically, most actions of the Executive Compensation Committee have occurred at regular meetings scheduled well in advance by the Executive Compensation Committee; however, the Executive Compensation Committee may hold special meetings or take actions by written consent as they deem appropriate. Specific meeting agendas are prepared by the chair of the Executive Compensation Committee and our Chief Executive Officer, although they reflect the direction of the full Executive Compensation Committee. Matters to be acted on by written consent may relate to matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the Executive Compensation Committee or other advisor to us or the Executive Compensation Committee.

For 2015, our Chief Executive Officer made recommendations to the Executive Compensation Committee regarding base salaries and the target amounts, structure and goals for our incentive compensation program, provided detailed information to the Executive Compensation Committee regarding the performance of our other Named Executive Officers during 2015 and made recommendations regarding payouts under our incentive compensation program. In addition, our Chief Executive Officer provided the Executive Compensation Committee with the financial and other information necessary to determine whether the company goals and each Named Executive Officer’s individual goals with respect to annual cash incentive awards had been achieved.

As noted above in “Compensation Discussion and Analysis,” the Executive Compensation Committee engaged SH&P to assist them in conducting a comprehensive review of our executive compensation programs and levels. In July 2014, SH&P prepared a written report providing a thorough analysis of our executive compensation programs, including (i) a marketplace review of compensation levels for our Named Executive Officers, (ii) an internal analysis which involved review of the documents governing our current executive compensation levels and programs and an external analysis which involved review of the 2015 peer group, and (iii) SH&P’s recommendations regarding the overall design of our executive compensation program for 2015. Following the delivery of this written report, the Executive Compensation Committee consulted with SH&P during late 2014 and early 2015 regarding our executive compensation programs. This report and the Executive Compensation Committee’s consultations primarily related to and were used for purposes of structuring 2015 executive compensation. The Executive Compensation Committee retained direct responsibility for the appointment, compensation and oversight of the work of SH&P, and instructed SH&P to report directly to the Executive Compensation Committee. We have concluded that the work of SH&P did not raise any conflict of interest.

The Executive Compensation Committee and, with respect to equity awards, the independent members of the Board ultimately made all determinations regarding compensation payable to our Named Executive Officers and the terms of their retention agreements, as applicable.

The Board and Executive Compensation Committee review our director compensation on an annual basis. The Board is responsible for approving the compensation of our non-employee directors; provided that the Executive Compensation Committee may make recommendations to the Board with respect to non-employee director compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the Executive Compensation Committee in making recommendations regarding director compensation. In 2014, the Executive Compensation Committee engaged SH&P to perform a comprehensive review of our director compensation and make recommendations for our future director compensation; the results of this review and recommendations were used in determining director compensation for 2015.

Director and Officer Stock Ownership Guidelines

Our Board believes it is important to align the interests of the directors and senior management with those of our stockholders and for directors and senior management to hold equity ownership positions in us. Accordingly, we have established stock ownership guidelines pursuant to which each of the following persons is expected to own an aggregate number of shares of common stock or phantom shares in us, whether vested or not, with the following aggregate market values:

Position	Equity Ownership Guideline
Non-employee director	$375,000
Chief Executive Officer	5x annual base salary
Other Named Executive Officers	3x annual base salary

Our non-employee directors, Chief Executive Officer and other Named Executive Officers are expected to gain compliance with these ownership guidelines by the later of (1) the end of the fifth full fiscal year following the year in which he or she was initially elected as a director or appointed as a director, the Chief Executive Officer or a Named Executive Officer or (2) December 31, 2017. Thereafter, compliance with these ownership guidelines will be measured as of the end of each fiscal year thereafter.

For purposes of these ownership guidelines, the value of shares of common stock and phantom shares shall be the greater of the market price of an equivalent number of shares of our Class A common stock (1) on the date of purchase or grant of such shares or (2) as of the date compliance with these ownership guidelines is measured.

Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. For directors who are employed by or otherwise are affiliated with a stockholder of us, the shares owned by the affiliated entity are attributed to the director for purposes of these ownership guidelines. Our NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Executive Compensation Committee Report

Our Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Executive Compensation Committee

Richard P. Imperiale (Chairman)

Bonnie S. Biumi

Frank A. Catalano, Jr.

Gerald M. Gorski

Peter L. Lynch

Thomas J. Sargeant

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2015 regarding: (i) the number of shares of our common stock to be issued upon the exercise of outstanding options, warrants and rights, (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of shares of our common stock remaining available for future issuance under our equity compensation plans other than outstanding options, warrants and rights.

Plan category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in Column (a))

	(a)		(b)		(c)

Equity Compensation Plans Approved by Stockholders	227,630	(1)	$19.39	(1)	2,833,695	(2)

Equity Compensation Plans Not Approved by Stockholders	N/A		N/A		N/A

(1)	Includes 174,430 performance-based restricted stock units. Because there is no exercise price associated with these performance-based restricted stock units, such units are not included in the weighted-average exercise price calculation.

(2)	Represents shares of common stock remaining available for issuance under our 2014 Long-Term Equity Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. This policy is in addition to, and not a substitute of, any other policy of the Company relating to approval of conflict of interest transactions. There were no such related person transactions in 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 29, 2016 regarding the number and percentage of shares beneficially owned by: (i) each director and nominee; (ii) each Named Executive Officer; (iii) all directors and Named Executive Officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock. Percentages in the following table are based on 237,346,768 shares of common stock outstanding, which was the amount of shares outstanding as of February 29, 2016, plus for each person, the number of shares that person has the right to acquire within 60 days after such date. None of the directors or Named Executive Officers own Series A preferred stock except as set forth below:

	Total Common Stock
Name and Address of Beneficial Owners (1)	Number of Shares (2)	Percent of Class
Directors, Director Nominees and Named Executive Officers
Bonnie S. Biumi	6,153	*
Gerald M. Gorski (3)	34,202	*
Frank A. Catalano, Jr. (4)	34,875	*
Paul R. Gauvreau (4)	72,138	*
Richard P. Imperiale (5)	40,546	*
Peter L. Lynch	11,654	*
Kenneth E. Masick (5)	42,746	*
Thomas J. Sargeant (6)	30,536	*
Steven P. Grimes	375,449	*
Heath R. Fear	47,630	*
Shane C. Garrison (7)	174,162	*
Dennis K. Holland	101,417	*
All directors and Named Executive Officers as a group (12 persons)	971,508	*

5% Holders
The Vanguard Group, Inc. (8)	33,509,661	14.12%
Cohen & Steers (9)	26,810,594	11.30%
Vanguard Specialized Funds (10)	17,072,358	7.19%
BlackRock, Inc. (11)	15,705,709	6.62%
Daiwa Asset Management Co. Ltd. (12)	13,410,254	5.65%

*	Less than 1% of the total shares of common stock outstanding.

(1)	The address of each of the persons listed below is 2021 Spring Road, Suite 200, Oak Brook, IL 60523.

(2)	Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(3)	Includes 8,400 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(4)	Includes 10,400 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(5)	Includes 12,000 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(6)	Mr. Sargeant also beneficially owns 800 shares of the Company’s Series A preferred stock, which represents less than 1% of our outstanding Series A preferred stock. This percentage is based on 5,400,000 shares of Series A preferred stock outstanding as of February 29, 2016.

(7)	Mr. Garrison also beneficially owns 1,000 shares of the Company’s Series A preferred stock, which represents less than 1% of our outstanding Series A preferred stock. This percentage is based on 5,400,000 shares of Series A preferred stock outstanding as of February 29, 2016.

(8)	Information regarding The Vanguard Group, Inc. (Vanguard) is based on a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2016. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 524,465 shares of common stock, shared voting power with respect to 191,500 shares of common stock, sole dispositive power with respect to 33,143,617 shares of common stock and shared dispositive power with respect to 366,044 shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 29, 2016.

(9)	Information regarding Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Ltd is based on a Schedule 13G/A filed by such entities with the SEC on February 16, 2016. Cohen & Steers, Inc.’s and Cohen & Steers Capital Management, Inc.’s address is 280 Park Avenue, 10th Floor, New York, NY 10017. Cohen & Steers UK Ltd’s address is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN. The Schedule 13G/A indicates that Cohen & Steers, Inc. has sole voting power with respect to 12,833,124 shares of common stock and sole dispositive power with respect to 26,810,594 shares of common stock, that Cohen & Steers Capital Management, Inc. has sole voting power with respect to 12,833,124 shares of common stock and sole dispositive power with respect to 26,614,728 shares of common stock, and that Cohen & Steers UK Ltd has sole dispositive power with respect to 195,866 shares of common stock. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 29, 2016.

(10)	Information regarding Vanguard Specialized Funds is based on a Schedule 13G/A filed by Vanguard Specialized Funds with the SEC on February 9, 2016. Vanguard Specialized Fund’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard Specialized Funds has sole voting power with respect to all such shares of common stock and sole dispositive power with respect to none of such shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 29, 2016.

(11)	Information regarding BlackRock, Inc. (BlackRock) is based on a Schedule 13G/A filed by BlackRock with the SEC on January 27, 2016. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 14,803,032 shares of common stock, sole dispositive power with respect to 15,705,709 shares of common stock and shared dispositive power with respect to none of such shares. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 29, 2016.

(12)	Information regarding Daiwa Asset Management Co. Ltd. (Daiwa) is based on a Schedule 13G filed by Daiwa with the SEC on January 27, 2016. Daiwa’s address is GranTokyo North Tower, 9-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-6753. The Schedule 13G indicates that Daiwa has sole voting power with respect to 13,410,254 shares of common stock, sole dispositive power with respect to 7,700 shares of common stock and shared dispositive power with respect to 13,402,554 shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 29, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely satisfied.

PROPOSAL 2 — ADVISORY RESOLUTION ON

EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement an advisory resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years.

At our 2011 annual meeting of stockholders, we asked our stockholders to select the frequency with which to hold future advisory votes on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal selected an annual vote. Accordingly, we currently intend to conduct an annual stockholder advisory vote on executive compensation in accordance with the stockholders’ vote on the frequency of executive compensation until the next required advisory vote on the frequency of holding the non-binding, advisory vote on executive compensation.

Therefore, we ask stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement for the 2016 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, be, and it hereby is, APPROVED.

The Board recommends a vote FOR this resolution.

We urge stockholders to read the section of this proxy statement captioned “Executive Compensation,” including the Compensation Discussion and Analysis, related compensation tables and narrative discussions contained therein, which provide detailed information on the Company’s compensation policies and practices and the compensation of our Named Executive Officers.

The advisory resolution is non-binding on the Board; however, the Board and the Executive Compensation Committee will review and consider the voting results when evaluating the executive compensation program for 2016 and future years.

Vote Required

The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive compensation. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for the calendar year 2016. Deloitte has audited our financial statements since 2009. The Board recommends that the stockholders ratify the Company’s selection of Deloitte as our independent registered public accounting firm. Although ratification by stockholders is not required by law or by our bylaws, the Board believes that the submission of its selection to stockholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors. One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the fees for professional audit services rendered for the audits of our annual financial statements by Deloitte and fees for other services rendered by them:

	2015	2014
Audit Fees (1)	$1,406,825	$1,365,300
Audit-Related Fees (2)	115,000	119,000
Tax Fees (3)	189,095	207,625

Total Fees	$1,710,920	$1,691,925

(1)	Audit fees include the financial statement audit, audit of internal controls over financial reporting and the issuance of independent registered public accounting firm consents and comfort letters.

(2)	Audit-related fees primarily include fees related to stand-alone reporting requirements for a consolidated subsidiary.

(3)	Tax fees primarily consist of fees for the review of federal and state income tax returns.

The Audit Committee reviews and approves in advance the terms of and compensation for both audit and non-audit services. As stated in our Audit Committee charter, the Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the PCAOB to be provided to the Company by its independent auditors). The pre-approval requirement may be waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve all auditing services and the terms thereof and all non-audit services may be delegated to one or more members of the Audit Committee, provided all decisions to pre-approve an activity are required to be presented to the full Audit Committee at its first meeting following such decision.

The Audit Committee approved 100% of the fees described above.

Vote Required

The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

MISCELLANEOUS AND OTHER MATTERS

Stockholder Proposals for the 2017 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for its 2017 annual meeting of stockholders must be received by the Company on or before December 5, 2016 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523, Attn: Secretary.

In order for stockholder proposals to be properly brought before our 2017 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement and form of proxy for its 2017 annual meeting, the stockholder must give timely notice thereof in writing to our Secretary not earlier than November 5, 2016 nor later than December 5, 2016, unless the Company’s 2017 annual meeting of stockholders is scheduled to take place before April 26, 2017 or after June 25, 2017. A stockholder’s notice will be timely if it sets forth all information under Section 12 of our bylaws and is received in writing at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m. Eastern time on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern time on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

As of the date of this proxy statement, the above are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should come before the Annual Meeting, the persons appointed by your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of the holders of a majority of the votes cast on any such other matter will be required for approval.

By the order of the Board of Directors,

Oak Brook, Illinois April 4, 2016	/s/ Dennis K. Holland Dennis K. Holland Secretary

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF YOUR PROXY, INCLUDING THOSE AUTHORIZED VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. WE ENCOURAGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, BEFORE THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING.

RETAIL PROPERTIES OF AMERICA, INC.

REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – May 26, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned stockholder of Retail Properties of America, Inc., a Maryland corporation (the “Company”), hereby appoints Dennis K. Holland and Steven P. Grimes, and each of them, as proxies for the undersigned, and each with full power of substitution and re-substitution, to attend the annual meeting of stockholders to be held at 9:00 a.m. Eastern Time at The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia, 30326, on May 26, 2016, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE APPROVAL OF AN ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on reverse side)	SEE REVERSE SIDE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.	Please mark vote as indicated in this example	☒

PROPOSAL 1: Election of eight directors:	FOR	AGAINST	ABSTAIN

01. BONNIE S. BIUMI	☐	☐	☐

02. FRANK A. CATALANO, JR.	☐	☐	☐

03. PAUL R. GAUVREAU	☐	☐	☐

04. GERALD M. GORSKI	☐	☐	☐

05. STEVEN P. GRIMES	☐	☐	☐

06. RICHARD P. IMPERIALE	☐	☐	☐

07. PETER L. LYNCH	☐	☐	☐

08. THOMAS J. SARGEANT	☐	☐	☐

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	Approval of an advisory resolution on executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
PROPOSAL 3:	Ratification of Deloitte & Touche LLP as Retail Properties of America, Inc.’s independent registered public accounting firm for 2016.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Date:	, 2016
Signature:

Signature (if held jointly)

Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON	☐

Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal, you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/RPAI

IF YOU AUTHORIZE YOUR PROXY BY PHONE OR INTERNET—DO NOT MAIL THE PROXY CARD.

THANK YOU FOR VOTING

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